                                                           Exhibit 2.1






===============================================================================


                       PURCHASE AND ASSUMPTION AGREEMENT
                       ---------------------------------

                            DATED AS OF MAY 26, 1997

                                    BETWEEN

                        BANK OF AMERICA, FSB ("Seller")


                                      AND


                  AMERICAN SAVINGS BANK, F.S.B. ("Purchaser")



===============================================================================

                               TABLE OF CONTENTS
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ARTICLE 1      CERTAIN DEFINITIONS AND RULES OF CONSTRUCTION......   1

     1.1       Certain Definitions................................   1

     1.2       Rules of Construction..............................  12


ARTICLE 2      THE TRANSACTIONS...................................  13

     2.1       Transfer and Consideration.........................  13

     2.2       Asset/Liability Premium............................  14

     2.3       Calculation of the Payments To Be Made Under
               Sections 2.1 and 2.2...............................  15

     2.4       Assumption of IRA Deposits.........................  15

     2.5       Assumption of Keogh Deposits.......................  15

     2.6       Adjustment of Expenses, Fees and Commissions.......  16

     2.7       Allocation of Consideration........................  16

     2.8       Loans, New Loans and Loan Commitments..............  17

     2.9       Additional Contracts; Extensions and Renewals
               of Contracts; Assignment and Assumption of
               Assumed Contracts, Including FF&E Agreements;
               Servicing Rights...................................  18

     2.10      Conveyance of Designated Branches and Designated
               Operating Sites Owned by Seller; Assignment and
               Assumption of Leases and Tenant Leases.............  18

     2.11      Improvements, Designated ATMs, FF&E and Additional
               Assets.............................................  19

     2.12      Cash on Hand; ATM Cash.............................  19

     2.13      Transfer of Loans and New Loans....................  19

     2.14      Trust, Escrow and Impound Accounts.................  20

     2.15      Other Assets and Other Liabilities.................  20
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ARTICLE 3   LIMITATION OF LIABILITIES ASSUMED........................   21

      3.1   Limitation of Liabilities Assumed........................   21

ARTICLE 4   TRANSITIONAL MATTERS.....................................   21

      4.1   Transitional Arrangements................................   21

      4.2   Depositors...............................................   23

      4.3   Assumption of Deposit and Retail Repo
            Obligations..............................................   25

      4.4   Deposits, Debits, Loan Payments and Credits..............   25

      4.5   Direct Debit.............................................   26

      4.6   Escheatable Deposits.....................................   26

      4.7   Maintenance of Records...................................   26

      4.8   Interest Reporting and Withholding.......................   27

      4.9   IRA Accounts and Keogh Accounts..........................   28

      4.10  Negotiable Instruments...................................   28

      4.11  ATM and Debit Cards......................................   28

      4.12  [INTENTIONALLY OMITTED]..................................   29

      4.13  Clearing of Drafts and Handling of Certain
            Items....................................................   29

      4.14  Interstate Banking.......................................   29

      4.15  Loans and New Loans; Loan Payments and Servicing;
            Loan Systems Conversions; Notices........................   30

      4.16  Inventory of Personal Property; Additional Assets........   30

      4.17  [INTENTIONALLY OMITTED]..................................   31

      4.18  ADA Reviews..............................................   31

      4.19  Additional Access........................................   31

      4.20  Title Insurance..........................................   31
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ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF SELLER................... 32

      5.1   Corporate Organization and Authority....................... 32

      5.2   No Conflict; Licenses and Permits; Compliance with
            Laws and Regulations....................................... 32

      5.3   Approvals, Consents and Notices............................ 33

      5.4   Title to Assets; No Encumbrances........................... 33

      5.5   Leases, Tenant Leases, ATMs, FF&E Agreements and
            Assumed Contracts.......................................... 34

      5.6   [INTENTIONALLY OMITTED].................................... 35

      5.7   [INTENTIONALLY OMITTED].................................... 35

      5.8   Financial Statements....................................... 35

      5.9   Legal Proceedings and Liabilities.......................... 35

      5.10  [INTENTIONALLY OMITTED].................................... 35

      5.11  [INTENTIONALLY OMITTED].................................... 35

      5.12  Environmental Matters...................................... 36

      5.13  Absence of Changes, Etc.................................... 37

      5.14  IRA Plans and Keogh Plans.................................. 37

      5.15  No Other Agreements to Sell Assets or Stock................ 37

      5.16  Transactions with Related Persons.......................... 38

      5.17  [INTENTIONALLY OMITTED].................................... 38

      5.18  Loans; New Loans........................................... 38

      5.19  Operation of Branches; Condition of Assets................. 39

      5.20  [INTENTIONALLY OMITTED].................................... 40

      5.21  Insurance and Warranties................................... 40

      5.22  Taxes...................................................... 40

      5.23  [INTENTIONALLY OMITTED].................................... 40

      5.24  Condemnation............................................... 40
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                                      iii
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      5.25  Full Disclosure............................................  40

      5.26  Broker's Fees..............................................  40


ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF PURCHASER.................  40

      6.1   Corporate Organization and Authority.......................  40

      6.2   No Conflict; Licenses and Permits; Compliance with
            Laws and Regulations.......................................  41

      6.3   Regulatory Approvals and Notices...........................  41

      6.4   Governmental Notices; Community Reinvestment Act...........  41

      6.5   Brokers' Fees..............................................  41

      6.6   Litigation and Liabilities.................................  41

      6.7   Agreements with Regulatory Authorities.....................  42

      6.8   Operation of the Designated Branches.......................  42

ARTICLE 7  COVENANTS OF THE PARTIES....................................  42

      7.1   Operations in the Ordinary Course..........................  42

      7.2   Confidentiality............................................  43

      7.3   Regulatory Approvals.......................................  43

      7.4   Consents and Endorsements..................................  44

      7.5   Delivery of Records at Closing.............................  45

      7.6   Continuing Availability of Records.........................  45

      7.7   Further Assurances.........................................  45

      7.8   Covenant Not to Solicit Certain Customers;
            Parent Guaranty............................................  46

      7.9   Insurance..................................................  46

      7.10  Notices of Default.........................................  46

      7.11  IRA Prototype Plans........................................  46

      7.12  Seller's Name..............................................  46
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                                      iv
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      7.13  Performance of Liabilities............................  46

      7.14  Closing of Other Branches and Other Operating
            Sites.................................................  46

      7.15  Non-assumption of Seller's CRA Programs...............  46

      7.16  Provision of Historical Financial Information;
            Cooperation of Seller; Ongoing Financial
            Disclosure; Other Cooperation.........................  46

      7.17  Final Account Statements to Customers.................  47

      7.18  No Shopping...........................................  47

      7.19  Continued Activities of Seller and Affiliates.........  48

ARTICLE 8   TAXES AND EMPLOYEE BENEFITS...........................  48

      8.1   Tax Representations...................................  48

      8.2   Proration of Taxes....................................  48

      8.3   General Excise and Transfer Taxes.....................  48

      8.4   Assistance and Cooperation............................  48

      8.5   Employees.............................................  49

      8.6   Employee Benefits.....................................  49

      8.7   Employee List.........................................  51

      8.8   Workers Compensation Claims; Indemnification..........  51

      8.9   Unemployment Insurance Rating Transfer................  51

      8.10  Outstanding Loans to Employees........................  52


 ARTICLE 9  CONDITIONS TO CLOSING.................................  52

      9.1   Conditions to Obligations of Purchaser................  52

      9.2   Conditions to Obligations of Seller...................  53

ARTICLE 10  CLOSING PROCEDURE.....................................  53

      10.1  Closing Date and Place; Notifications.................  53
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      10.2  Procedure at the Closing; Post-Closing
            Adjustments...........................................  54

      10.3  Deliveries by Seller..................................  56

      10.4  Deliveries by Purchaser...............................  57

      10.5  Filing and Recordation................................  57


ARTICLE 11  TERMINATION...........................................  58

      11.1  Termination...........................................  58

      11.2  Effect of Termination.................................  58

ARTICLE 12  INDEMNIFICATION.......................................  59

      12.1  Indemnification.......................................  59

ARTICLE 13  MISCELLANEOUS.........................................  60

      13.1  Survival..............................................  60

      13.2  Assignment; Successors................................  61

      13.3  Binding Effect........................................  61

      13.4  Public Notice.........................................  61

      13.5  Notices...............................................  61

      13.6  Incorporation.........................................  62

      13.7  Governing Law.........................................  62

      13.8  Entire Agreement; Amendments..........................  62

      13.9  Counterparts..........................................  62

      13.10 Headings..............................................  62

      13.11 Waiver................................................  63

      13.12 Expenses..............................................  63

      13.13 Arbitration...........................................  63

      13.14 Computation of Interest...............................  63
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      13.15      Third Party Beneficiaries...................  63

      13.16      Severability................................  63

      13.17      Specific Performance........................  64

      13.18      Calculation and Extension of Time Periods...  64

      13.19      Confidentiality of Seller Information.......  64

                       PURCHASE AND ASSUMPTION AGREEMENT




     PURCHASE AND ASSUMPTION AGREEMENT dated as of May 26, 1997, between Bank of America, FSB, a federal savings bank, ("Seller"), and American Savings Bank, F.S.B., a federal savings bank, ("Purchaser").


                                    RECITALS


     A.   Seller.  Seller is a federal savings bank, formed under the laws of
          ------
the United States, with its principal executive offices located in San Francisco, California.

     B.   Purchaser. Purchaser is a federal savings bank, formed under the laws
          ---------
of the United States, with its principal executive offices located in Honolulu, Hawaii.

     C.   Hawaii Division.  Seller engages in certain retail, business and
          ---------------
commercial banking operations in the State of Hawaii as the "Hawaii Division" of Seller, consisting of the Branches, Operating Sites, the ATMs and associated assets and liabilities.

     D.   Purchase and Sale.  Purchaser desires to acquire from Seller the
          -----------------
Designated Branches, the Designated Operating Sites, the Designated ATMs, the Loans and certain New Loans and other assets (collectively, the "Assets") and to assume from Seller the Assumed Deposits and certain other specified contractual liabilities (collectively, the "Liabilities") and Seller desires to transfer to Purchaser the Assets and the Liabilities (collectively, the "Acquired Business"), in accordance with and subject to the terms and provisions herein set forth.

     E.   Corporate Approvals.  Each of the parties to this Agreement has
          -------------------
obtained all necessary corporate approvals for the execution, delivery and performance of this Agreement.

     NOW, THEREFORE, in consideration of the representations, promises and obligations set forth in this Agreement and intending to be legally bound hereby, the parties agree as follows:


                                   ARTICLE 1


                            CERTAIN DEFINITIONS AND
                             RULES OF CONSTRUCTION


     1.1  Certain Definitions.  As used in this Agreement, the terms below shall
          -------------------
have the meanings set forth.

     "Account" means, as of any date, any account at a Branch, an ATM or CASC which is a passbook or other savings account, and any account in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, NOW accounts and money market deposit accounts, but not including Certificates of Deposit.

     "Account Loans" means (i) all savings account loans conforming to federal regulations, not delinquent on the Closing Date by thirty (30) days or more, secured by or associated with Deposits together with all Accrued Interest and any accrued but unpaid late or other charges thereon and (ii) any overdraft checking balances on Deposits not delinquent on the Closing Date by thirty (30) days or more, together with all Accrued Interest and any accrued but unpaid late or other charges thereon.

     "Accrued Expenses" means the accrued and unpaid expenses appearing as a liability on the Statement, the Initial Final Statement and the Final Statement pursuant to Section 2.6.

     "Accrued Interest" on any Deposit at any date means interest which is accrued on such Deposit to and including such date but is not yet posted to such Deposit, and on any Loan or New Loan means interest which is accrued on such Loan or New Loan to and including such date but is not yet paid.

     "ACH Cut-off Date" has the meaning set forth in Section 4.4.

     "Acquired Business" has the meaning assigned to it in Recital D hereto.

     "Additional Assets" means all personal property owned or leased by Seller or its Affiliates and located at Other Branches or Other Operating Sites, including the furniture, fixtures, equipment, safe deposit boxes (exclusive of the contents thereof, but including Seller's safe deposit business) and other assets to be acquired by Purchaser, which Additional Assets are to be set forth on Schedule 1.1(a) to be prepared, updated and initialed by representatives of
   ---------------
the parties in accordance with Section 4.16.

     "Affiliate" means, when used with respect to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or under direct or indirect common control with such specified Person.

     "Agreement" means this Purchase and Assumption Agreement, including all exhibits, schedules and addenda as modified, amended, supplemented or extended from time to time.

     "Allowance for Loan Losses" means an accounting estimate of credit losses inherent in the Loans and New Loans that are estimated to have been incurred as of a particular date and appear as a liability on the Statement, the Initial Final Statement and the Final Statement, to be calculated in accordance with Exhibit A.
---------

     "Amount in Dispute" has the meaning given to such term in Section 10.2(c)(iv).

     "Amounts Due From Banks" means all amounts due from depository institutions to Seller's Hawaii Division in respect of check clearing and ATM operations.

     "Arbitrating Accountants" has the meaning given to such term in Section
10.2.

     "Assets" means the Loans, the New Loans, the Loan Commitments, the Loan Documents and Collateral, the Designated Branch Real Estate, the Designated Operating Site Real Estate, the Designated Branches, the Designated Operating Sites, the Designated ATMs, the FF&E, the Improvements, the Servicing Rights, the Cash on Hand, the Amounts Due From Banks, the Leases, the Tenant Leases, the Assumed Contracts, the Additional Assets, the Other Assets, the Covenant Not to Solicit Customers and the Records.

     "Asset/Liability Premium" means the amount calculated in accordance with
Section 2.2, as such amount may be set forth in the Statement, the Initial Final Statement and the Final Statement in accordance with Section 2.2 and the Confidential Memorandum.

     "Assumed Contracts" means the contracts and agreements set forth on
Schedule 1.1(b) hereto, including the FF&E Agreements to be assumed by
---------------
Purchaser, contracts pertaining to the

Servicing Rights to be acquired by Purchaser, said schedule to be adjusted as of the Closing Date in accordance with Section 2.9 and Section 7.4.

     "Assumed Deposits" means all Branch Deposits, Escheatable Deposits and Government Deposits existing on the Closing Date, together with all Accrued Interest thereon.

     "ATMs" means all automated teller machines and night depositories listed on
Schedule 1.1(c) hereto, including any additional ATMs installed by Seller after
---------------
the date of this Agreement in Hawaii and including related ATM surrounds, ATM kiosks, equipment and spare ATM cassettes or cartridges (but excluding any parts inventory unless added as Additional Assets in accordance with Section 4.16), together with each site lease or license and agreement appurtenant thereto.

     "Branch Deposits" means, as of any date, the Deposits outstanding on such date at the Branches, the ATMs and CASC; provided, however, that, for the
                                         --------  -------
purposes of determining Core Deposits and calculating the Asset/Liability Premium and for the purposes of Section 9.1(d) only, Branch Deposits shall not include (i) Escheatable Deposits, (ii) deposits obtained or placed through a deposit broker as defined in 12 C.F.R. Section 561.2a, (iii) Deposits subject to holds placed by Seller (other than pursuant to Regulation CC) as of the Closing Date, including holds placed as a result of an attachment, garnishment or other legal action or Seller's debt collection efforts, (iv) savings accounts with negative balances, (v) intra-bank deposits or deposits by an Affiliate, (vi) Deposits that are Government Deposits and (vii) Accrued Interest on any Deposit.

     "Branch Real Estate" means all real property owned by Seller on which Branches are located as identified on Schedule 1.1(c).
                                      ---------------

     "Branches" means each of the branches, loan production offices, public accommodation offices and other banking offices of Seller owned or leased by Seller in the State of Hawaii and identified on Schedule 1.1(c) hereto.
                                                ---------------

     "Business Day" means a day on which Seller is open for business in Hawaii and which is not a Saturday, Sunday or holiday in either Hawaii or California.

     "CASC" means Seller's Commercial Assets Service Center.

     "Cash on Hand" means, as of any date, all petty cash, vault cash, teller cash and prepaid postage maintained at the Designated Branches and the Designated Operating Sites (including the Central Vault). Cash on Hand shall not include cash in any of the ATMs or any of the Other Branches or the Other Operating Sites.

     "Central Vault" means Seller's vault located in the Designated Operating Site known as Suite 115 of the building located at 677 Ala Moana, Honolulu, Hawaii.

     "Certificate of Deposit" means a savings account evidenced by a certificate that must be held for a fixed or minimum term.

     "Closing" and "Closing Date" shall have the meanings set forth in Section 10.1.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Memorandum" means that certain memorandum, dated the date hereof, executed by the officers of Seller and Purchaser who execute this Agreement.

     "Conversion Plan" has the meaning assigned to such term in Section 4.1(b) hereof.

     "Core Deposits" means Branch Deposits that are Accounts. Core Deposits do not include Certificates of Deposit or other Deposits with a fixed term.

     "Covenant Not to Solicit Customers" means the covenant of Seller in the form attached hereto as Exhibit B.
                        ---------

     "Data Processing Software" means all of Seller's right, title and interest in, or a license or sublicense of, the computer software (if any) which may be added to the Schedule of Other Assets pursuant to mutual agreement.

     "Deposits" means, as of any date, all deposit liabilities of Seller that are Accounts or Certificates of Deposit maintained at the Branches, the ATMs or at CASC, including all uncollected items included in depositors' balances, but shall not include (i) any IRA Deposits or Keogh Deposits which are not assumed by Purchaser in accordance with Sections 2.4 and 2.5, (ii) deposits which secure a loan not included in the Loans or New Loans, (iii) any other deposit liabilities which, by law or contract (including the terms of any relevant deposit agreement), either Purchaser is not permitted to assume or Seller is not permitted to sell, transfer, assign or otherwise dispose of, and (iv) Retail Repos.

     "Designated ATMs" means all of the ATMs that are to be purchased by or otherwise transferred to the Purchaser, including any ATMs added by Seller in the State of Hawaii prior to the Closing Date, except those located at the Other Branches and Other Operating Sites (unless such ATMs are acquired as Additional Assets in accordance with Section 4.16), as identified on Schedule 1.1(c).
                                                          ---------------

     "Designated Branch Real Estate" means Branch Real Estate on which Designated Branches are located.

     "Designated Branches" means those of the Branches that are to be purchased by or otherwise transferred to the Purchaser, as identified on Schedule 1.1(c)
                                                               ---------------
hereto.

     "Designated Operating Site Real Estate" means Operating Site Real Estate on which Designated Operating Sites are located.

     "Designated Operating Sites" means those of the Operating Sites that are to be purchased by or otherwise transferred to the Purchaser, as identified on
Schedule 1.1(c).
---------------

     "Employee" means, as of any date, any employee employed (or previously employed) in Hawaii by Seller, including those employees on medical leave, family leave, military leave or personal leave under Seller's policies.

     "Encumbrances" means all mortgages, claims, charges, liens, encumbrances, easements, permitted encroachments, limitations, restrictions, options, pledges, calls, conditional sales agreements, title retention agreements, leases, subleases, commitments and security interests.

     "Environmental Law" means any applicable federal, state, local and municipal statute, law, ordinance, rule, regulation, policy, order, consent, decree, judicial or administrative decision or directive, as any of the above have been or may be amended from time to time, including any common law cause of action, all indemnity agreements and other contractual obligations, relating to:
(a) pollution or protection of the environment, including natural resources; (b) exposure of persons, including employees, to Hazardous Substances or other products, material or chemicals; or (c) regulation of the manufacture, use or introduction into commerce of substances, including, without limitation, their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage and disposal.

     "Environmental Loss" means any Losses arising from:


               (a) any act reasonably necessary to cause any equipment, structure, facility, device or process that is located at any of the Designated Branches, Designated Operating Sites or Designated ATMs and that is subject to regulation or required pursuant to Environmental Laws to be in material compliance with applicable Environmental Laws;

               (b) any act, whether undertaken pursuant to judicial or administrative order, reasonably required by applicable Environmental Laws or Environmental Permits, (i) to clean up, remediate, remove, treat, cover or in any other way respond to the presence, release or threat of release or effects of Hazardous Substances in the environment; (ii) to perform remedial or feasibility studies, investigations, restoration and post-remedial studies, investigations and monitoring; (iii) to prevent or contain the release of Hazardous Substances so that they do not migrate; or
     (iv) to recover the costs arising from any act covered in clauses (i), (ii) or (iii) above;

               (c) fines or penalties for any violation of an Environmental Law or a provision of an Environmental Permit, in each instance whether based on negligence, strict liability or any other theory or recovery at law or in equity, including without limitation those related to or assessed in connection with remediation, removal, response, restoration, mitigation, abatement, investigation, testing and environmental monitoring; or

               (d) any action, demand, suit, claim or proceeding by any third party, private or governmental, whether based on negligence, strict liability or any other theory of recovery at law or in equity, for property damage (including but not limited to, claims or diminution in value) or personal injury (including, but not limited to, claims for medical monitoring) alleged to result from exposure to any Hazardous Substance.

     "Environmental Permit" means any agreement, approval, license, registration, authorization, certificate, certification, consent, order or permit or other similar authorization of or with any person, private or governmental, necessary for the construction, existence, ownership and operation of all or any portion of a Designated Branch, Designated Operating Site or Designated ATM, or for the installation of any building, equipment or structure thereon, in compliance with applicable Environmental Laws.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escheatable Deposits" means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branches, CASC or the ATMs which have become or will become subject to escheat to the State of Hawaii in the calendar year in which the Closing occurs, pursuant to the Hawaii escheat and unclaimed property laws.

     "Excludible Loan" means, as of any date of determination, any Loan or New Loan (i) as to which the amounts outstanding or committed to be advanced under the Loan or New Loan on the Closing Date, together with the amounts then outstanding on all other Loans and New Loans and all outstanding loans of Purchaser to the same borrower and Affiliates of such borrower are in excess of $5.0 million, (ii) which is the subject of or involved with any pending or threatened litigation, amounts payable under the Loan or New Loan are more than 30 days past due, the Loan or New Loan has been assigned to Seller's Special Assets Group, or the Loan or New Loan is rated BACCR 5 or higher on Seller's loan scoring system or is rated as a troubled debt restructured loan, special mention, substandard, doubtful or loss, (iii) which is to an Affiliate of Seller or to a borrower who by Purchaser's credit policy or governmental or other regulation or practice (such as regulations pertaining to loans to insiders) may not borrow on such terms from Purchaser, (iv) which is to an Employee who does not become a Hired Employee, (v) which will mature prior to the Closing Date or would have so matured absent an extension of such maturity authorized after May 1, 1997, unless, in the latter case, the maturity is extended past the Closing Date and Purchaser agrees in writing to assume the Loan or New Loan, (vi) which is a loan secured by real property or other collateral located outside of Hawaii, is secured by real property in Hawaii with respect to which Seller has only a Limited Coverage Policy, is an unsecured loan to or guaranteed by a person who does not reside in Hawaii, is any loan made to a foreign (non-USA) non-resident or is an Account Loan secured by a Deposit that is not included in the Assumed Deposits, (vii) which is a student loan or marine loan, (viii) as to which Purchaser reasonably determines that Seller's representations in Section 5.18 hereof with respect to any such loan are untrue or inaccurate in any material respect, or (ix) as to which the Loan Documents and Collateral have a material defect or deficiency which Seller fails to cure to Purchaser's reasonable satisfaction after notification and a reasonable cure period not to exceed thirty (30) days.

     "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

     "Fed Wire Cut-off Date" has the meaning set forth in Section 4.4.

     "Federal Funds Rate" on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a banking day, the previous banking day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the "Federal Funds Effective Rate" at the date of this Agreement.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

     "FF&E" means personal property located at any of the Designated Branches, the Designated Operating Sites and the Designated ATMs, including all furniture, fixtures, equipment, ATMs, safe deposit boxes (exclusive of the contents thereof) and other items of tangible personal property that are located in or necessary for the conduct of business in the ordinary course at any Designated Branch, Designated Operating Site or Designated ATM; provided, however, that
                                                     --------  -------
FF&E shall also include any such property which Purchaser elects to include pursuant to Section 4.16(a) hereof.

     "FF&E Agreement" means any lease or rental agreement or deferred purchase or installment sale agreement which relates to any of the FF&E, the Designated ATMs or Additional Assets.

     "Final Settlement Payment" means a payment made pursuant to Section
10.2(c).

     "Final Statement" means the Initial Final Statement, as of the Closing Date, delivered by Seller to Purchaser pursuant to Section 10.2(c) and prepared in accordance with the procedures set forth in Exhibit A, as it may finally be
                                               ---------
adjusted in the event of Purchaser's objection thereto pursuant to the procedures set forth in Section 10.2(c).

     "Financial Statements" means Seller's audited financial statements identified in Section 5.8.

     "Government Deposits" means Deposits, including Accounts and Certificates of Deposit, of any federal, state or local government or any political subdivision thereof, including the State of Hawaii, the cities and counties of Hawaii, and the departments, agencies and commissions thereof.

     "Hawaii Division" has the meaning set forth in the Recitals.

     "Hawaii Division Employee" means any Employee on the employee roster for Seller's Hawaii Division listed on Schedule 1.1(d), together with such
                                   ---------------
additional Employees as Purchaser agrees may be added to the list after the date hereof.

     "Hazardous Substances" means any substance in any form or media (a) listed, identified or designated as hazardous or toxic under any Environmental Law, (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic or (c) which is regulated or may form the basis of liability under any Environmental Law.

     "HDW Act" means the Hawaii Dislocated Workers Act, H.R.S. (S) 394B-1, et seq.

     "Hired Employee" has the meaning assigned to it in Section 8.6(a).

     "Improvements" means all improvements to the leased or owned real estate in respect of, or in licenses or other agreements permitting the use of, the Designated Branches, the Designated Operating Sites and the Designated ATMs purchased, installed or constructed by or on behalf of Seller and used in connection with the operation or maintenance of any Designated Branch, Designated Operating Site or Designated ATM, including without limitation buildings, structures, parking facilities, ATM site improvements and tenant improvements.

     "IRA Deposit" or "IRA" means a Deposit with respect to an account created by a trust for the exclusive benefit of an individual or his beneficiaries in accordance with the provisions of Section 408 of the Code.

     "Information" has the meaning assigned to it in Section 7.2.

     "Initial Base Amount" means the sum of the amounts calculated pursuant to the procedures set forth in Exhibit A hereto and in accordance with the
                            ---------
provisions of this Agreement with respect to (i) the Assets and (ii) the Asset/Liability Premium, taking into account any and all adjustments contemplated by this Agreement.

     "Initial Final Statement" has the meaning assigned to it in Section
10.2(c).

     "Initial Loan Schedule" has the meaning assigned to it in Section 2.8.

     "IRS" means the Internal Revenue Service.

     "Keogh Deposit" or "Keogh" means a Deposit with respect to an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401 of the Code.

     "Knowledge" of Seller or other similar phrases shall mean information which is known to any of the Persons whose names are set forth on Schedule 1.1(o)-1 for purposes of Knowledge as of the date hereof, and shall mean information which is known to any of the Persons whose names are set forth on Schedule 1.1(o)-2 (provided that if any of such Persons is no longer in Seller's employ at the Closing Date, Schedule 1.1(o)-2 shall be deemed to include the Person who has replaced such Person in the comparable position of Seller's Hawaii Division) for purposes of Knowledge following the date hereof including the Closing Date. "Knowledge" of Purchaser or other similar phrases shall mean information which is known to any officer, director or manager of Purchaser.

     "Law" shall have the meaning assigned to it in Section 9.1(b).

     "Lease" means any of the real estate leases, licenses or other facilities agreement (including, without limitation, parking agreements) for a Designated Branch, a Designated ATM or a Designated Operating Site under which the Seller is the lessee, sublessee or a licensee of land and/or buildings, including ground leases, as identified on Schedule 1.1(c), as adjusted pursuant to Section
                                ---------------
7.4.

     "Lessor" means the lessor or sublessor of any of the Leases.

     "Liabilities" means the liabilities and obligations arising or accruing after Closing with respect to (i) the Assumed Deposits, (ii) the Retail Repos,
(iii) the Assumed Contracts, including the FF&E Agreements, (iv) the Leases and the Tenant Leases, (v) the Loans and the Loan Commitments and New Loans transferred to Purchaser pursuant to the Agreement and not repurchased by Seller pursuant to Section 2.8(c) and (vi) the Other Liabilities. Liabilities does not mean or include any liability, duty or obligation whatsoever of Seller, its Affiliates or any other Person other than as described in the preceding sentence.

     "Limited Coverage Policy" means a title insurance policy that does not warrant and insure one or more of the following: (i) vesting of title or title as noted in the public records, (ii) against liens or encumbrances on title, except as shown in such policy, (iii) marketability of title, (iv) validity and enforceability of the lien of the lender's mortgage, (v) legal access or (vi) priority of lender's mortgage over statutory liens for services, labor or materials arising from work contracted for or commenced prior to the date of the policy; provided, however, that in any event, an ALTA Loan Policy is not a Limited Coverage Policy.

     "Line of Credit" means an agreement that has been documented and closed to extend credit on a line that may or may not be drawn on as of any particular date, including standby letters of credit but excluding commercial letters of credit.

     "Loan Balance" means, with respect to any Loan or New Loan as of a given date, the legally outstanding principal balance of such Loan or New Loan as of the Close of Business on such date, as reflected in and based on the related Loan Documents and Collateral.

     "Loan Commitments" means certain commitments by Seller to make loans that have been approved but not yet closed or funded as of the Closing Date.

     "Loan Documents and Collateral" means all documents executed and/or delivered, or which the loan or credit file indicates were executed and/or delivered, or which normally are required or expected to be delivered based on Seller's practices with respect to the type of loan being made, all collateral held and all back-up protections (including guarantees) arranged by Seller, in connection with any Loan and any New Loan, including loan and credit agreements, notes, mortgages, deeds of trust, security agreements, financing statements, UCC filings, opinions of counsel, trust agreements, side letter agreements, participation agreements, title searches and title insurance, trust instruments, correspondence, environmental reports, Lines of Credit, letters of credit, commitment letters, guarantees, sureties, insurance policies or certificates representing or evidencing fire, flood or other hazard insurance, private mortgage insurance, credit life or disability insurance and all collateral held in Seller's possession (such as stocks and bonds), motor vehicle certificates of ownership, modifications, waivers and consents relating to any of the foregoing, and all related loan and credit files and analyses.

     "Loans" means the loans (including Loan Commitments and Lines of Credit) to be transferred to Purchaser at Closing in accordance with Section 2.8.

     "Losses" means losses, liabilities, damages (including forgiveness or cancellation of obligations), expenses, costs, legal fees and disbursements, including Environmental Losses, collectively.

     "Material Adverse Effect" on the Acquired Business means a material adverse effect or effects, including an effect or series of effects which are reasonably expected to result in material Losses (other than any effect due to changes in prevailing interest rates, changes in generally accepted accounting principles, changes in the ratio of total Core Deposits to total Branch Deposits to a level greater than fifty percent (50%), changes in laws, regulations or interpretations of regulatory authorities, changes contemplated by this Agreement or consented to in writing by Purchaser or Seller, as the case may be, or changes in general economic conditions in the State of Hawaii), on (i) the Assets or Liabilities of the Hawaii Division to be transferred hereunder, or
(ii) on the business or prospects of the Designated Branches, Designated Operating Sites or Designated ATMs. "Material Adverse Effect" on Purchaser means a material adverse effect on (x) the present or prospective financial condition, operating results or business of the Purchaser after the Closing Date, or (y) the Purchaser's ability to consummate the transactions contemplated by this Agreement. "Material Adverse Effect" on Seller means a material adverse effect on the present or prospective financial condition, operating results or business of Seller. "Material Adverse Effect" on Hawaiian Electric Industries, Inc. means a material adverse effect on the present or prospective financial condition, operating results or business of Hawaiian Electric Industries, Inc.

     "New Loan Schedule" has the meaning set forth in Section 2.8(b).

     "New Loans" means loans (including Loan Commitments and Lines of Credit) originated by Seller's Hawaii Division between May 31, 1997 and the Closing Date which may be transferred to Purchaser at Closing in accordance with Section 2.8(b) hereof.

     "Operating Site Real Estate" means all real property owned by Seller on which Operating Sites are located as shown on Schedule 1.1(c).
                                              ---------------

     "Operating Sites" means the headquarters office, operations center, and other non-Branch offices of Seller, whether owned or leased, listed on Schedule
                                                                       --------
1.1(c).
------

     "Order" has the meaning assigned to it in Section 9.1(b).

     "Other Assets" means those assets of Seller that are set forth on Schedule
                                                                       --------
1.1(j) hereto, including security and similar deposits on Leases and Assumed
------
Contracts, the Prepaid Expenses and the prorated fees deemed to be assets pursuant to Section 2.6, the Data Processing Software and the Trade Names, subject to adjustment as provided in Section 2.6 and Section 2.15.

     "Other Branches" means the Branches not included in the Designated
Branches.

     "Other Liabilities" means those liabilities of Seller that are set forth on
Schedule 1.1(k) hereto, including the Accrued Expenses and prorated fees deemed
---------------
to be liabilities in the Statement, the Initial Final Statement and the Final Statement pursuant to Section 2.6, subject to adjustment as provided in Section
2.6 and 2.15.

     "Other Operating Sites" means the Operating Sites not included in the Designated Operating Sites.

     "OTS" means the Office of Thrift Supervision or any successor thereto.

     "OTS Application" means the application or applications filed with the OTS by Purchaser and, to the extent required by law, Seller to gain the requisite approvals needed for the consummation of the transactions contemplated by this Agreement.

     "Parent" means BankAmerica Corporation, a Delaware corporation.

     "Parent Guaranty" means the guaranty of Parent in the form attached hereto as Exhibit C.
   ---------

     "Permitted Exceptions" means the defects in title, title exceptions, liens and encumbrances with respect to certain properties described in the title reports which Seller has delivered to Purchaser, the first pages of which (for identification purposes only) are attached hereto as Schedule 1.1(l), subject to the provisions of Section 4.20, and, as to other Assets, shall mean (i) easements, rights of way, restrictions and covenants, (ii) building limitations, restrictions, set-back lines and other similar restrictions, and (iii) zoning limitations, restrictions, variances and other use laws, ordinances, rules and regulations, all of which (i) through (iii), individually or in the aggregate with the other Permitted Exceptions, do not, in Purchaser's reasonable judgment, materially detract from the value of, or materially interfere with the use or operation of, the Acquired Business or the Asset or Liability in question, as the case may be.

     "Person" means any individual, partnership, joint venture, corporation, trust or unincorporated organization, any other business entity and any governmental authority, in each case whether acting in an individual, fiduciary or other capacity.

     "Prepaid Expenses" means the prepaid expenses appearing as an asset on the Statement, the Initial Final Statement and the Final Statement pursuant to
Section 2.6.

     "Purchase Accounting Adjustments" means adjustments made by Seller or its predecessors prior to the Closing Date to the historical financial information of an acquired entity resulting from the application of the purchase method of accounting for a business combination transaction that is reflected as the acquisition of one company by another, and, as used in Exhibit A to this
                                                       ---------
Agreement, includes such adjustments made in connection with Seller's acquisitions of Honfed Bank and Liberty Bank.

     "Purchaser-Proposed Final Settlement Payment" shall have the meaning given to such term in Section 10.2(c).

     "Real Property" means all real property, whether owned or leased by or licensed to Seller, on which the Designated Branches, the Designated Operating Sites and the Designated ATMs are located.

     "Recorded Book Value" as of any date, means book value shown on the books and records of Seller, as of the specified date, kept in the ordinary course of business in accordance with generally accepted accounting principles consistent with past practice.

     "Records" means the Loan Documents and Collateral, all other records and original documents in Seller's possession which pertain to and are utilized by Seller to administer, reflect, monitor, evidence or record information respecting the Acquired Business (including transaction tickets through the Closing Date and all records for closed accounts located in Branches, the Operating Sites, CASC or the ATMs and excluding any other transaction tickets and records for closed accounts), customer lists and all such records and original documents respecting the Assets (including warranties on Assets and all records relating to the Real Property and the Designated Branches, the Designated Operating Sites and the Designated ATMs), the Liabilities and the Hired Employees (except confidential employee records for which consents to release such records to Purchaser have not been obtained from the relevant employee), including all such records maintained on microfilm or microfiche or on electronic or magnetic media in the electronic data base system of Seller, or to comply with applicable laws and governmental regulations to which the Assets and Liabilities are subject, including but not limited to Federal Reserve Board Regulation E (12 C.F.R. (S)
205), Federal Reserve Board Regulation CC (12 C.F.R. (S) 229) and the Hawaii unclaimed property and escheat laws (H.R.S. (S) 523A-1, et seq.).

     "Regulatory Approvals" means any necessary approval of the OTS and all other approvals, permits, authorizations, waivers or consents of governmental agencies or authorities necessary or appropriate to permit consummation of the transactions contemplated herein, including the closing of the Other Branches and the related ATMs. Notwithstanding any other provision of this Agreement, the Regulatory Approvals shall not be deemed to have been obtained if any of them shall contain any Unacceptable Condition that the party adversely affected thereby is unwilling to waive.

     "Retail Repos" means an overnight repurchase agreement, not FDIC insured, into which a depositor's excess funds are invested. Retail Repos are not Deposits.

     "Retained Liabilities" has the meaning given to such term in Section 3.1.

     "Revised Loan Schedule" has the meaning assigned to it in Section 2.8.

     "Safe Deposit Business" means the safe deposit boxes located at the Branches and the safe deposit business associated therewith.

     "Seller-Proposed Final Settlement Payment" has the meaning given to such term in Section 10.2(c).

     "Servicing and Conversion Agreement" means an agreement to be entered into on or prior to the Closing Date, between Seller and Purchaser pursuant to which Purchaser will be provided access to Seller's data processing and staff resources (to the extent available to Seller) necessary to provide for service to the former customers of Seller after the Closing Date at a cost to Purchaser (billed monthly in arrears) equal to the sum of the cost to Seller of all services to be provided by third party service providers on a pass-through basis, plus all direct costs incurred by Seller in connection with the provision by its employees of services, plus reasonable service charges for services provided by Seller's Affiliates. Such agreement shall not extend beyond a term of one hundred and eighty (180) days following the Closing Date; provided,
                                                                 --------
however, that Purchaser shall have the right to extend the term of the Servicing
-------
and Conversion Agreement for a period of up to an additional (one hundred eighty
(180) days.

     "Servicing Rights" means the contractual mortgage servicing rights as set forth on Schedule 1.1(m).
         ---------------

     "Settlement Payment" means a payment made pursuant to Section 2.1(b).

     "Statement," with reference to the Closing, means the statement estimating the dollar values as of the Closing Date of the Assets and Liabilities expected to be transferred at the Closing, prepared and delivered to Purchaser seven (7) days preceding the Closing Date along with all computer tapes, trial balances and other information on the basis of which such Statement is prepared, which Statement shall be prepared by Seller in accordance with the procedures set forth in Exhibit A hereto and Section 2.3 and shall include to the extent
         ---------
practicable the adjustments contemplated by this Agreement.

     "Statement Assets" means the Assets of Seller that appear on the Statement or the Final Statement, as the case may be.

     "Statement Liabilities" means the Liabilities of Seller that appear on the Statement or the Final Statement, as the case may be.

     "Statement Procedures" shall mean the procedures set forth in Exhibit A
                                                                   ---------
that are to be followed in determining or calculating the amounts of the Assets and the Liabilities for purposes of the Statement and the Final Statement.

     "Supplemental Closing Date" shall have the meaning given to such term in
Section 10.2(d).

     "Tax Returns" means any return or other report required to be filed with respect to any Tax, including declaration of estimated tax and information returns.

     "Taxes" means any federal, state, local, or foreign taxes, including but not limited to taxes on or measured by income, estimated income, franchise, general excise, capital stock, employee's withholding, non-resident alien withholding, backup withholding, social security, occupation, unemployment, disability, value added taxes, taxes on services, real property, personal property, sales, use, excise, transfer, gross receipts, inventory and merchandise, business privilege, and other taxes or governmental fees or charges or amounts required to be withheld and paid over to any government in respect of any tax or governmental fee or charge, including any interest, penalties, or additions to tax on the foregoing whether or not disputed.

     "Tenant Lease" means the leases or subleases pertaining to the real property on which the Designated Branches or Designated Operating Sites are located as to which Seller is the lessor or sublessor of all or part of Seller's ownership or leasehold interest to a third party, as listed on Schedule 1.1(n)
                                                               ---------------
hereto, as adjusted as of the Closing Date.

     "Trade Names" shall mean all of Seller's right title and interest in the names "Honfed Bank, a Federal Savings Bank" and "Liberty Bank", if any.

     "Unacceptable Condition" means any provision or condition of a Regulatory Approval, or any provision required by a governmental agency or by a judgment, injunction, order or decree as a condition to not opposing the transactions contemplated by this Agreement to be closed, which Purchaser concludes, in the exercise of reasonable business judgment, would have a Material Adverse Effect on the Purchaser or on the Acquired Business or a Material Adverse Effect on Hawaiian Electric Industries, Inc., or which Seller concludes would have a Material Adverse Effect on Seller. Without limiting the generality of the foregoing, no condition demanded or commitment required of any party hereunder as a result of the Community Reinvestment Act of 1977 shall be considered for purposes of determining whether an Unacceptable Condition exists unless it is required as a condition to a Regulatory Approval.

     "Warn Act" shall mean the Worker Adjustment and Retraining Act, as amended.

     1.2  Rules of Construction.  Unless the context otherwise requires:
          ---------------------

          (a) Each capitalized term has the meaning assigned to it;

          (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally acceptable accounting principles;

          (c)  "or" is not exclusive;

          (d) "including" means including, without limitation;

          (e) words in the singular include the plural, and words in the plural include the singular; and

          (f) "herein," "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.



                                   ARTICLE 2



                                THE TRANSACTIONS


     2.1  Transfer and Consideration.
          --------------------------

          (a) Subject to the terms and conditions set forth in this Agreement and through such instruments of conveyance, transfer, assignment, assumption and third-party consents as are provided for herein or otherwise in a form consistent with the provisions of this Agreement, at the Closing Purchaser shall
(i) purchase the Assets and (ii) assume the Liabilities, and Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all claims, liens and Encumbrances (except for the Tenant Leases and the Permitted Exceptions), all of Seller's right, title and interest in and to (x) the Assets and (y) the Liabilities, and Seller or Purchaser, as the case may be, shall make the Settlement Payment.

          (b) The Initial Base Amount and the amount of the Liabilities shall be calculated in accordance with the provisions of this Agreement, including the procedures set forth in Exhibit A and taking into account the adjustments
                        ---------
contemplated by this Agreement. In the event that the Initial Base Amount is less than the sum of the Liabilities, Seller shall transfer to Purchaser at Closing cash or other immediately available funds in the amount equal to the deficit. In the event that the Initial Base Amount is greater than the sum of the Liabilities, Purchaser shall transfer to Seller cash or other immediately available funds in an amount equal to such excess. Calculations and payments pursuant to this Section 2.1(b) shall be as of the date of the Statement and as of the Closing Date, as applicable, all as provided in Sections 2.3 and 10.2. Any such payment by Seller or Purchaser hereunder shall be referred to herein as the "Settlement Payment." At the supplemental closing contemplated by Section 10.2(d), Seller or Purchaser, as the case may be, shall make such payment as shall be necessary to eliminate the difference between the Settlement Payment and the Final Settlement Payment determined pursuant to Section 10.2(c).

          (c) If at any time prior to the Supplemental Closing Date Purchaser or Seller determines that an Asset has been transferred to Purchaser or a Liability has been assumed by Purchaser, which Asset or Liability was not to have been so transferred or assumed under the provisions of this Agreement, then, at either party's request, such Asset shall be reassigned to Seller and such Liability shall be reassumed by Seller and an adjustment shall be made to the Initial Final Statement and Final Statement to eliminate all effects thereon of such original transfer to or assumption by Purchaser. Seller shall pay conveyance and general excise taxes and recording fees, if any, in connection with any such reassignment to or reassumption by Seller. Neither Seller nor Purchaser shall have a right to require the re-assignment of an asset that was erroneously transferred to Purchaser, or the re-assumption of a liability that was erroneously assured by Purchaser, after the Supplemental Closing Date and, after the Supplemental Closing Date, any such asset or liability for all purposes of this Agreement shall be included in the Assets and the Liabilities. This
Section 2.1(c) shall not apply to any post-Closing Date exclusion by Purchaser of a New Loan, as described in Section 2.8(b) hereof, or to the repurchase of any Loan pursuant to Section 2.8(c) hereof.

     2.2  Asset/Liability Premium.
          -----------------------

          The Asset/Liability Premium payable at the Closing by Purchaser to Seller shall be an amount equal to seven percent (7%) of the sum of the Branch Deposits and the Accrued Interest on Branch Deposits, subject to adjustment in the Statement, the Initial Final Statement and the Final Statement as follows:

[B        (a)  No premium shall be paid on Accrued Interest that is paid by check rather than by posting to the applicable Deposits.

          (b) If the ratio of Core Deposits to Branch Deposits, expressed as a percentage, as of the Closing Date is below 65%, the percentage used in calculating the Asset/Liability Premium shall be reduced as follows: (i) if said ratio, expressed as a percentage, is below 65% but not below 60%, the Asset/Liability Premium shall be reduced by 0.10% for each percentage point (and prorated for any partial percentage point) by which such ratio, expressed as a percentage, as of the Closing Date is less than 65%; (ii) if said ratio is below 60% but not below 55%, the Asset/Liability Premium shall be reduced by 0.50% plus 0.15% for each percentage point (and prorated for any partial percentage point) by which such ratio, expressed as a percentage, as of the Closing Date is less than 60%; and (iii) if said ratio, expressed as a percentage, is below 55% but not below 50%, the Asset/Liability Premium shall be reduced by 1.25% plus 0.20% for each percentage point (and prorated for any partial percentage point) by which such ratio, expressed as a percentage, as of the Closing Date is less than 55%.

          (c) (i) For each of the Branch Deposits which (A) is a Certificate of Deposit received, repriced or renewed after the date hereof, (B) has a term to maturity of six months or more at the time of such receipt, repricing or renewal, and (C) has not matured on or prior to the Closing Date (a "Post-Signing CD"), on the date of such receipt, repricing or renewal (the "Pricing Date") for such Post-Signing CD Seller shall compare (x) the Interest Rate Yield (the "IRY") of such Post-Signing CD to (y) the High Market Rate, as defined below, on such Pricing Date. If the IRY of such Post-Signing CD exceeds the High Market Rate, Seller shall calculate the Above-Average Amount as to such Post-Signing CD, which shall be the amount of such Post-Signing CD multiplied by the number of basis points, expressed as a percentage, by which the IRY of such Post-Signing CD exceeds the High Market Rate. If the IRY of such Post-Signing CD is less than the High Market Rate, Seller shall calculate the Below-Average Amount as to such Post-Signing CD, which shall be the amount of such Post-Signing CD multiplied by the number of basis points, expressed as a percentage, by which the High Market Rate exceeds the IRY of such Post-Signing CD.

          (ii) On the Closing Date, Seller shall calculate the Net Differential Amount, which shall be the sum of the Above-Average Amounts for all Post-Signing CDs less the sum of Below-Average Amounts for all Post-Signing CDs. If the Net
    ----
Differential Amount is greater than zero, then the Asset/Liability Premium will be reduced by an amount equal to the Net Differential Amount multiplied by three.

          (iii) The "High Market Rate" for any day shall be the higher of (x) the arithmetic average of the IRYs offered by Bank of Hawaii, First Hawaiian Bank, Central Pacific Bank, City Bank, Hawaii National Bank, Bank of Honolulu, International Savings, Territorial Savings and First Federal Savings (the "Other Financial Institutions") on such day, with respect to certificates of deposit on terms similar to the terms of the Post-Signing CD ("Equivalent CDs") (such average, as adjusted, shall be referred to herein as the "FIIRY"), and (y) the highest IRY offered on such day by Purchaser with respect to Equivalent CDs (the "ASBIRY"), both as reflected in Rate Information, as defined below, and on an annualized basis, provided that for purposes of calculating the High Market Rate, IRYs offered as part of a single-branch promotion shall not be considered.

          (iv) "Rate Information" means rates posted in branches or at ATMs, rates included on rate sheets, and rates quoted over the telephone, in the media, or reported by rate reporting services. Seller shall retain all Rate Information it collects in the course of making the determinations required hereunder, and shall share such information, and its preliminary interim calculations of the Above-Average Amounts and the Below-Average Amounts, with Purchaser on a regular basis, if so requested by Purchaser, during the period between the date hereof and the Closing Date.

          (v) For examples of the operation of this Section 2.2(c), see Exhibit E hereto.

          (vi) Purchaser shall not offer interest rates on terms on any Post-Signing CDs which are inconsistent with Purchaser's past practices.


     2.3  Calculation of the Payments To Be Made Under Sections 2.1 and 2.2.
          -----------------------------------------------------------------
For purposes of determining the consideration due and payable pursuant to Sections 2.1 and 2.2 at the Closing, including any applicable Settlement Payment, reference shall be made to the amounts on the Statement and by reference to the date as of which such amounts are calculated rather than to the Closing Date. In all other respects, including the Final Settlement Payment provided for in Section 10.2(c), reference shall be made to the amounts on the Final Statement and by reference to the Closing Date.

     2.4  Assumption of IRA Deposits.  With respect to deposits which are IRAs,
          --------------------------
Seller will use reasonable efforts and will cooperate with Purchaser, both before and during the 75-day period after the Closing, in taking whatever actions are reasonably necessary to accomplish either the appointment of Purchaser as successor trustee/custodian or the delegation to Purchaser of Seller's authority and responsibility as trustee of all such IRAs, and to obtain consent to the transfers of the related deposits to Purchaser, including sending to the depositors thereof appropriate notices, cooperating with Purchaser in soliciting consents from such depositors, and filing any appropriate applications with applicable regulatory authorities. If any such delegation is made to Purchaser, Purchaser will perform all of the duties so delegated and comply with the terms of Seller's agreement with the depositor of the transferred IRA account and related IRA Deposits. IRA deposits for which such consents are not obtained by Closing shall not be assumed by Purchaser at Closing; provided, however, that Purchaser shall assume such IRA deposits if the
         --------  -------
necessary consents are received by Purchaser not later than five (5) Business Days prior to the Supplemental Closing Date, in which event appropriate adjustments shall be made to the Initial Final Statement (if such election is made prior to delivery thereof to Purchaser) and the Final Statement.

     2.5  Assumption of Keogh Deposits.  With respect to deposits which are
          ----------------------------
Keogh accounts, Seller shall cooperate with Purchaser to invite depositors thereof to direct a transfer of each such Keogh account and the related deposit to Purchaser, as trustee thereof, and to adopt Purchaser's form of Keogh Master Plan as a successor to that of Seller. Purchaser will not be obligated to assume deposits which are related to a Keogh account unless Purchaser has received the documents necessary for such assumption or transfer at or before the Closing. With respect to any depositors who do not transfer such accounts to Purchaser's form of Keogh Master Plan, Seller will use reasonable efforts in order to enable Purchaser to retain such Keogh accounts and related Deposits. Deposits related to Keogh accounts for which the documents necessary for the transfer to and assumption of such accounts by Purchaser are not obtained by five (5) Business Days prior to Closing shall not be assumed by Purchaser at Closing; provided, however, that Purchaser shall assume such Keogh deposits if
         --------  -------
the necessary consents are received by Purchaser not later than five (5) Business Days prior to the Supplemental Closing Date, in which event appropriate adjustments shall be made to the Initial Final Statement (if such election is made prior to the delivery thereof to Purchaser) and the Final Statement.

     2.6  Adjustment of Expenses, Fees and Commissions.
          --------------------------------------------

          (a) Operating expenses and fees of the Hawaii Division relating to the Assets transferred to and the Liabilities assumed by Purchaser at Closing which are accrued (but not paid) or prepaid (and not contemplated to be refunded to Seller) prior to the Closing Date (including rents, FDIC premiums, utility payments, personal property taxes, non-delinquent real property taxes and assessments) shall be prorated between the parties as of the Closing Date. All such amounts prorated to the period prior to and including the Closing Date shall be for the account of Seller. All such amounts prorated to the period from and after the day following the Closing Date shall be for the account of Purchaser. The prorated sums shall give credit to Seller for the amount of all security deposits it has paid to Lessors under the Leases (or under licenses or agreements with respect to ATMs) relating to the Designated Branches, the Designated Operating Sites and the Designated ATMs transferred at Closing that are acknowledged by such Lessor (or licensor) to be held after Closing for the account of Purchaser. To the extent that Seller has paid expenses that are expenses allocable to Purchaser pursuant to this Section 2.6, such expenses ("Prepaid Expenses") shall be included as one of the "Other Assets" on the Statement, the Initial Final Statement and the Final Statement. To the extent that expenses that are expenses allocable to Seller pursuant to this Section 2.6 have been accrued and not paid by Seller prior to the Closing Date, such expenses shall appear as a liability ("Accrued Expenses") on the Statement, the Initial Final Statement and the Final Statement and shall be payable by Purchaser after Closing.

          (b) All fees accrued or paid to Seller prior to the Closing Date which are related to unused Lines of Credit or unused Loan Commitments, or are periodic fees paid or payable to Seller with respect to the IRA or Keogh Accounts transferred to Purchaser at Closing, shall be prorated between the Purchaser and Seller. To the extent that Seller has received fees that are fees allocable to the period following the Closing Date, such fees shall appear as a liability on the Statement, the Initial Final Statement and the Final Statement. To the extent that such fees allocable to a period prior to the Closing Date have not been paid to Seller prior to the Closing Date and the payment thereof is not past due, they shall appear as an "Other Asset" on the Statement, the Initial Final Statement and the Final Statement and shall be payable to Purchaser.

          (c) All prorations for the account of Seller under this Section 2.6 or under other provisions of this Agreement shall be based upon the ratio of the number of days prior to the Closing related to such item compared to the total number of days related to such item, and the prorations for the account of Purchaser shall be based upon the ratio of the number of days after Closing compared to the total number of days related to such item.

          (d) In the event a borrower prepays a Loan or a New Loan after Closing and is entitled to the refund of a portion of a fee, commission or other payment which Seller did not accrue and prorate for purposes of the Statement or the Initial Statement, such as the commissions received and immediately taken into income by Seller upon payment of the premiums for credit life insurance, Seller shall pay to Purchaser the amount of such refund that is attributable to the fees, commissions or payments that were retained by Seller which, had they been amortized over the life of the Loan or New Loan, would have been attributable to periods following the prepayment date of the Loan or the New Loan.

     2.7  Allocation of Consideration.  Purchaser and Seller acknowledge that
          ---------------------------
the foregoing formulation of the purchase price (including Purchaser's assumption of Liabilities) and other amounts payable hereunder do not reflect the parties' intended allocation of the purchase price as to any of the particular Assets or rights acquired under this Agreement and related agreements. Since such an allocation cannot be finally determined as of the date of this Agreement, Seller shall file before Closing a State of Hawaii Department of Taxation Report of Bulk Sale or

Transfer on Form G-8A, based on estimated amounts, after it is reviewed and approved by Purchaser. The parties agree that as soon as practicable after the Final Statement becomes final they will arrive at a final allocation (the "Allocation") of the purchase price which reflects events occurring subsequent to the date of this Agreement and prior to the Closing Date, final appraisals, valuation reports and closing adjustments. If the parties do not agree on the Allocation within ten (10) days after the Final Statement is determined, either party may elect to submit the matters in dispute relating to the Allocation to the Arbitrating Accountants for final and binding arbitration within thirty (30) days after such submission. The parties agree that the Allocation shall be set forth in a Form 8594, "Asset Acquisition Statement," to be filed with their respective federal and state tax returns.

     2.8  Loans, New Loans and Loan Commitments.
          -------------------------------------

          (a) On or before June 15, 1997, Seller shall provide to Purchaser a complete listing of each category of its Hawaii Division Loans, Loan Commitments, letters of credit and Lines of Credit outstanding as of May 31, 1997, that it proposes to be included in the Loans to be transferred to Purchaser. Such listing shall include loan number, the names and addresses of each borrower and guarantor and the location of any property mortgaged to secure such Loan, and shall exclude loans which Purchaser has prior to the date hereof informed Seller it does not wish to acquire on the Closing Date (the "Initial Loan Schedule"). For a period extending up to thirty (30) days prior to the Closing Date, but in any event for a period of not less than ninety (90) days after delivery of the Initial Loan Schedule the "Diligence Period"), Purchaser shall have access to and the right to inspect and copy the Loan Documents and Collateral for the purpose of determining whether any of such loans should be excluded from the Initial Loan Schedule. Following such inspection, all such Loan Documents and Collateral shall, except as they relate to loans that are then excluded by Purchaser from the Initial Loan Schedule, be maintained at Seller's location where they were inspected. Based on such inspections and determinations the Initial Loan Schedule shall be revised not later than thirty
(30) days prior to the Closing Date to delete the loans which are Excludible Loans as of such date and which Purchaser elects not to acquire as Loans hereunder (as thus revised, the "Revised Loan Schedule"). In addition, not less often than once per week during the Diligence Period, Purchaser will provide Seller with an updated list of Excludible Loans which it has elected not to acquire on the Closing Date, as provided above, since the day on which the last such weekly report was provided.

          (b) Any New Loan shall be included on a schedule of New Loans (the "New Loan Schedule") and transferred by Seller to Purchaser at the Closing unless such loan shall be rejected as an Excludible Loan by Purchaser on or before the later to occur of (i) thirty (30) days prior to the Closing Date and
(ii) thirty (30) days after all Loan Documents and Collateral pertaining to such New Loan have been made available for inspection by Purchaser; provided that with respect to any New Loan whose original principal balance exceeds One Million Dollars ($1,000,000) that Purchaser wishes to purchase, the Purchase Price with respect to such New Loan, including the attributable amount of the Allowance for Loan Losses shall not be determined in accordance with Exhibit A hereto, but instead, shall be agreed by the parties. If the parties cannot reach agreement with respect to the Purchase Price for such a New Loan, such New Loan shall not be transferred to Purchaser; and provided further, that with respect to any such New Loan made within thirty (30) days prior to the Closing Date, such New Loan shall not be or be deemed to be a New Loan transferred to Purchaser (and, if transferred shall be re-transferred to Seller) if, by not later than thirty (30) days after the Closing Date, Purchaser reasonably determines that, as of the Closing Date (i) such New Loan is an Excludible Loan, or (ii) any of Seller's representations and warranties set forth in Section 5.18 is not true as to such New Loan.

          (c) In addition, Purchaser may require Seller to repurchase from Purchaser, at a purchase price equal to the Loan Balance, plus all Accrued Interest thereon to the date of repurchase, less the amount of the Allowance for Loan Losses attributed to such Loan as of the Closing Date, any Loan with respect to which Purchaser reasonably determines that any representation or warranty of Seller under Section 5.18 is not true, provided that Seller shall not be required to repurchase any Loan unless Purchaser exercises its rights hereunder by notice to Seller within one hundred eighty (180) days after the Closing Date. Seller shall repurchase any such Loan promptly following receipt of such notice.

          (d) Purchaser's right to require Seller to repurchase New Loans or Loans pursuant to Subsection (b) or (c) hereof, respectively, shall be Purchaser's exclusive remedy after the Closing for breaches of the representations and warranties set forth in Section 5.18, and Purchaser shall have no rights to indemnity under Section 12.1 in connection therewith.

     2.9  Additional Contracts; Extensions and Renewals of Contracts; Assignment
          ----------------------------------------------------------------------
and Assumption of Assumed Contracts, Including FF&E Agreements; Servicing
-------------------------------------------------------------------------
Rights.
------

          (a) From the date hereof until the Closing Date, prior to entering into any additional contract or group of related contracts in connection with the operations of the Designated Branches, Designated Operating Sites or Designated ATMs or in connection with the Assets or Liabilities, which contract or group of related contracts Seller wishes Purchaser to assume at Closing, Seller shall notify Purchaser in writing of its intent to enter into such contract and shall afford Purchaser reasonable access to the documents relating thereto. For purposes of this provision, the renewal or extension of any existing contract not terminable without penalty on notice of ninety (90) days or less shall be deemed an additional contract subject to the provisions of this
Section 2.9. Purchaser shall notify Seller, within ten (10) Business Days of being so notified, its decision whether or not to accept such additional contract. The failure by Purchaser to respond within said ten (10) business day period shall be deemed a rejection of such additional contract, i.e., it will not be assumed by Purchaser at Closing. Any additional contracts accepted by Purchaser under this Section 2.9 shall automatically be added to Schedule 1.1(b)
                                                                 ---------------
and thereby become part of the Assumed Contracts.

          (b) Subject to Section 7.4, at Closing, Seller and Purchaser shall execute and deliver (i) an Assignment and Assumption of Contracts pursuant to which Seller will assign all of its rights, title and interest in and to the Assumed Contracts (including the FF&E Agreements but not the Servicing Rights) and Purchaser will assume the contractual obligations thereunder, and (ii) an Assignment of Servicing Rights and Assumption of Servicing Obligations pursuant to which Seller will transfer to Purchaser the Servicing Rights identified therein and Purchaser will assume the servicing obligations thereunder, each such assignment to include exhibits identifying all Assumed Contracts and Servicing Rights being transferred and assumed. The Assignment and Assumption of Contracts and the Assignment of Servicing Rights and Assumption of Servicing Obligations shall be in such forms and contain such terms as are customary and otherwise reasonably acceptable to the parties.

     2.10 Conveyance of Designated Branches and Designated Operating Sites Owned
          ----------------------------------------------------------------------
by Seller; Assignment and Assumption of Leases and Tenant Leases.
----------------------------------------------------------------

          (a) Seller has delivered to Purchaser, prior to the execution of this Agreement, copies of all Leases and Tenant Leases relating to the Designated Branches, the Designated Operating Sites and the Designated ATMs. Subject to
Section 7.4, on the Closing Date and subject to the terms and conditions stated herein, Seller agrees to sell, transfer and convey to Purchaser all of Seller's right, title and interest in and to the Designated Branch Real Estate, the Designated Operating Site Real Estate, the Leases and the Tenant Leases. The conveyance shall be effected by means of such appropriate limited warranty deeds (in recordable form), full warranty assignments of lease (in recordable form to the extent the Lease is recorded) with respect to Leases under which Seller is the original lessee or sublessee, and limited warranty assignments of lease (in recordable form to the extent the Lease is recorded) to other Leases, bills of sale and other assignments, together with such other appropriate instruments of title and consents as Purchaser may reasonably request.

          (b) From and after the day after the Closing Date, Purchaser shall assume the duties and obligations of Seller as tenant under the Leases, and as landlord under the Tenant Leases, as they are currently in effect.

     2.11 Improvements, Designated ATMs, FF&E and Additional Assets.  On the
          ---------------------------------------------------------
Closing Date, Seller agrees to assign to Purchaser all right, title and interest in and to the Improvements, the Designated ATMs, the FF&E, and the Additional Assets. Seller shall cause a bill of sale, in the form of Exhibit D, to which
                                                           ---------
shall be attached a complete inventory of such property, or such other instrument of assignment and transfer as shall be reasonably requested by Purchaser, to be delivered to Purchaser on the Closing Date effecting such transfer.

     2.12 Cash on Hand; ATM Cash.
          ----------------------

          (a) At the Closing, Seller agrees to execute an assignment to Purchaser effecting the transfer to Purchaser of the Cash on Hand which shall specify by an attached exhibit the amount of Cash on Hand at each of the Designated Branches and Designated Operating Sites as of the Closing Date, said amounts at each such location to be verified following the close of business on the Closing Date by representatives of Seller and Purchaser, with any necessary adjustments to be made by a substituted exhibit to such assignment initialed by representatives of the parties.

          (b) Not later than midnight on the Closing Date, all ATM operations will be closed by Seller. Seller shall promptly remove the cassettes or cartridges from each of the Designated ATMs. Seller shall remove all cash from the ATM cassettes (which cash shall not be included in Cash on Hand) and deliver such cassettes to Purchaser pursuant to a schedule acceptable to Purchaser. Seller shall make arrangements with Purchaser to re-key each Designated ATM and enclosure (as applicable) so that only Purchaser or its agents shall thereafter have access thereto, to change alarm passcodes for each Designated ATM and to take all other steps necessary to permit Purchaser to insert cassettes loaded with Purchaser's cash and to commence the operations of the ATMs at such time as Purchaser elects thereafter.

     2.13 Transfer of Loans and New Loans.  On the Closing Date:
          -------------------------------

          (a) Seller agrees to prepare and execute one or more assignments of the Loan Documents and Collateral, in forms recordable (to the extent recordation is required for assignment) in the Bureau of Conveyance, the Land Court of the State of Hawaii, and/or the City Director of Finance, as the case may be.

          (b) Among the actions required by Section 2.13(a), Seller shall deliver each note or other evidence of debt issued by a borrower in respect of a Loan or New Loan, endorsed to Purchaser without recourse, together with any collateral which is perfected by possession (such as certificates representing stocks or bonds pledged as collateral and automobile certificates of ownership), in each case with such instrument of assignment, such endorsement and such other instrument as may be necessary to transfer such collateral to Purchaser as collateral for the related Loan or New Loan.

          (c) Seller shall also deliver to Purchaser all existing (i) title policies insuring Seller's interest as mortgagee under the Loans and New Loans, together with all endorsements (if any), required to permit Purchaser to proceed directly against the title insurer under such policy, (ii) certificates relating to private mortgage insurance or relating to flood, fire, hurricane and other hazard insurance insuring Seller's interest in collateral securing each Loan, with such endorsement as shall be necessary to reflect Purchaser's interest as loss payee.

     2.14 Trust, Escrow and Impound Accounts.  The Servicing and Conversion
          ----------------------------------
Agreement shall provide for the Seller to cause its Affiliates to transfer escrow, trust and impound accounts relating to the Loans and to the New Loans to Purchaser after the Closing Date.

     2.15 Other Assets and Other Liabilities.
          ----------------------------------

          (a) Within thirty (30) days after the date of this Agreement, Seller shall provide to Purchaser such information as Purchaser shall request concerning the particular items and types of items that are to be included as "Other Assets" from the general ledger accounts listed in Schedule 1.1(j) and as "Other Liabilities" from the general ledger accounts listed in Schedule 1.1(k) and in any other general ledger accounts that Seller believes should be included in those schedules. Within thirty (30) days thereafter, Purchaser shall submit to Seller revised Schedules 1.1(j) and 1.1(k) setting forth the general ledger accounts, or the specific items or categories of items within such accounts, that Purchaser proposes to include in the Other Assets and the Other Liabilities. Purchaser agrees to meet and confer with Seller with respect to any disagreements Seller may have concerning Purchaser's proposed Schedules 1.1(j) and 1.1(k); provided, however, that such Schedules, as finally adjusted
                   --------  -------
as of the Closing Date, shall not include items not otherwise required to be included under the provisions of this Agreement which Purchaser in its reasonable judgment concludes should not be included thereon. Schedules 1.1(j) and 1.1(k) shall be completed and initialed by the Purchaser and Seller not later than ninety (90) days after the date hereof, subject to subsequent adjustments.

          (b) The amount of the Other Assets and Other Liabilities to be included in the Settlement Statement shall be based on updated Schedules 1.1(j) and 1.1(k) prepared by Seller and including only those items required by this Agreement or consistent with the items included in such Schedules as prepared pursuant to Section 2.15(a). For purposes of the Initial Final Statement and Final Statement, such Schedules shall be adjusted as of the Closing Date in a manner consistent with the Schedules as prepared in accordance with Section 2.15(a).

          (c) To the extent any of the Other Liabilities are "Suspense Accounts" or other accounts which relate to the Deposits, Loans, New Loans, escrow or other accounts of Seller's customers transferred to Purchaser at Closing, Seller shall use reasonable efforts prior to the Closing Date to apply such amounts to such customers' accounts on or before the Closing Date and, in any event, by not later than thirty (30) days after the Closing Date.

          (d) To the extent any of the Other Assets represent items that should be received by Purchaser not later than sixty (60) days after the Closing Date and such items have not been so received, Purchaser at its option may exclude such items from Schedule 1.1(j), in which event corresponding adjustments shall
                ---------------
be made to the Initial Final Statement and Final Statement.

          (e) Nothing herein shall operate or be construed to transfer any right, title or interest of Seller in the claims asserted in the action titled

Bank of America, Federal Savings Bank v. The United States of America, United
---------------------------------------------------------------------
States Court of Federal Claims, Case No. 95 -660 C.

                                   ARTICLE 3

                       LIMITATION OF LIABILITIES ASSUMED

     3.1  Limitation of Liabilities Assumed.  Other than the Liabilities assumed
          ---------------------------------
by Purchaser at the Closing, neither Purchaser nor any of its Affiliates shall assume or be deemed to have assumed pursuant hereto any liabilities, obligations or duties of Seller or any of its Affiliates of any kind or nature, whether or not accrued or fixed, absolute or contingent, determined or determinable existing at the time of or arising out of or relating to any facts, circumstances, conditions, acts, events or omissions to act that occurred or existed prior to the Closing (collectively, the "Retained Liabilities").


                                   ARTICLE 4

                              TRANSITIONAL MATTERS

     4.1  Transitional Arrangements.  Both before and after Closing, Seller and
          -------------------------
Purchaser shall cooperate fully with one another, and Seller shall cause its service providers to cooperate with Purchaser, including responding promptly to all reasonable requests made by Purchaser in order to accomplish as completely and efficiently as may reasonably be achieved, a conversion and orderly transfer on the Closing Date of all of Seller's operations and functions related to the Branches, the Operating Sites, the ATMs, the Assets and the Liabilities, including the conversion to Purchaser's systems of all necessary or desired data processing information and the transfer to Purchaser (or its service providers) of all data processing responsibility relating to such matters. In order to accomplish this objective, and unless an alternative approach mutually acceptable to Seller and Purchaser is adopted during the course of the conversion/transition process, Seller and Purchaser agree to proceed expeditiously to effect the transfer of Seller's operations at the Branches, the Operating Sites and the ATMs to Purchaser and to effect the conversion of data and the transfer to Purchaser of data processing responsibility for the Designated Branches, the Designated Operating Sites, the Designated ATMs, the Loans, the New Loans and the Assumed Deposits to be transferred at Closing, including:

          (a) Not later than five (5) Business Days after the date of this Agreement, Purchaser and Seller each shall identify a selected group of their respective officers and salaried personnel that shall constitute a "Transition Group" who shall be available to Seller and Purchaser, respectively, at reasonable times (limited to normal business hours unless otherwise agreed) to confer and to provide information and assistance in connection with Purchaser's investigation of matters relating to the Branches, the Operating Sites, the ATMs, the Assets and the Liabilities and to familiarize Purchaser with basic policies and operational procedures of Seller relating to the Branches and Operating Sites (including the Central Vault), and to prepare for the conversion to Purchaser's systems of the Branch and other operations of Seller to be conducted by Purchaser after Closing. Seller shall cause other personnel to be reasonably available during normal business hours, to an extent not disruptive of ongoing operations, for the same purposes. The Transition Group shall meet not later than seven (7) Business Days after the date of this Agreement to discuss transition issues and to identify members of a "Data Conversion Group", which shall include at least one representative each of Seller and Purchaser who is also a member of the Transition Group.

          (b) Not later than ten (10) Business Days after the execution of this Agreement, and at such times as scheduled thereafter, representatives of Seller and Purchaser (the "Data Conversion Group") shall meet to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files (including conversion files on data cartridges or other media requested by Purchaser), procedures and schedules, for the transfer from Seller (or from its Affiliates or service providers, including by example and not limitation,

M & I Data Services, Sea First, Check Free and Clarke American Checks) to Purchaser (or its service providers) of the data processing and reporting responsibility for the Assets and Liabilities and all related aspects of the Hawaii Division to be transferred to Purchaser at Closing (collectively, the "Conversion Plan").

          (c) Not later than fifteen (15) Business Days after the execution of this Agreement, Seller shall deliver to Purchaser the specifications and conversion files on data cartridges in a form reasonably satisfactory to Purchaser, together with branch procedure manuals and loan procedure manuals, related product and marketing information, explanations of codes, file layouts, account standards and any other materials that Purchaser reasonably requests to facilitate the data mapping and conversion process with respect to the Assets and Liabilities and the related services to be performed by Purchaser (or its service providers) after Closing. Seller and Purchaser agree to cooperate to insure the orderly transfer of all data processing information.

          (d) From and after fifteen (15) Business Days after the execution of this Agreement, Seller shall provide the information and access described in this Section 4.1 during and after normal business hours, on holidays and on weekends, upon one (1) Business Day's prior written or oral notice and in such manner as will not unreasonably interfere with the conduct of Seller's business, such information and access shall be provided during normal business hours, upon reasonable prior written or oral notice and in such manner as will not unreasonably interfere with the conduct of Seller's businesses. To the extent permitted by Applicable Law, Seller shall authorize and permit Purchaser and its Representatives to have full access to and to make copies of all of the properties, books, records, branch and ATM operating reports, audit reports, operating instructions and procedures, financial statements, books and records, contracts and documents of Seller, the work papers (including all information pertaining to past adjustments and all other information supporting such work papers) of Seller's auditor used to prepare the Financial Statements and all other information with respect to the business affairs, financial condition of Seller and the Assets (including the Designated Branches, the Designated Operating Sites and the Designated ATMs) and Liabilities as Purchaser may from time to time request, provided, however, that such information shall be required to be provided only to the extent it relates to the Acquired Business. All such access and information shall be provided as set forth in this Section 4.1(d) to such extent as Purchaser reasonably considers necessary or appropriate for the purposes of familiarizing itself with the business and operations of the Acquired Business, determining whether to purchase Seller's loans, determining any breach of the representations, warranties and covenants of Seller set forth herein, obtaining any necessary Regulatory Approvals, conducting further evaluations of the Assets (including the Designated Branches, the Designated Operating Sites and the Designated ATMs) and Liabilities of Seller and real properties securing Seller's loans, and accomplishing the integration of the business operations of the Acquired Business with those of Purchaser on the Closing Date or as soon thereafter as is practicable.

          (e) For purposes of Purchaser's investigation, Seller shall use reasonable efforts to cause any service bureau, third party servicer or other third party under contract to any of them to furnish to Purchaser and its representatives reasonable access to such party's premises and all of its books, records and properties relating to the operations of the Acquired Business, (including all files, computer records and customer information for third parties or necessary for the conversion on the Closing Date of all customer accounts, products and branch operating systems of Seller to such systems as Purchaser may designate). Seller shall use reasonable efforts to cause any service bureau, third party service or other third party to provide adequate space and facilities and the cooperation of its personnel, including, without limitation, copying facilities, to the end that such examination shall be completed expeditiously, completely and accurately.

          (f) From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion files on data cartridges (or other media requested by Purchaser),

Purchaser may request and Seller shall promptly provide updated conversion files on data cartridges or a specified electronic media and additional file related information, including complete name and address, account masterfile, ATM account number information, applicable transaction and stop/hold/caution information, account to account relationship information and any other related information with respect to the Acquired Business.

          (g) At such time as Purchaser may reasonably request, Seller shall provide Purchaser with (i) access to files of all applicable Check/Savings/Signatures that Seller has for the Assumed Deposits, Retail Repos, and related special instructions and (ii) files of name/address and account information (listing of file, as applicable) on all products related to the Assumed Deposits or the Retail Repos, including safe box accounting, cash management services, telephone bill payments, electronic banking services, payroll customers and account analysis.

          (h) The Transition Group shall meet not less than once every two weeks at a regularly scheduled meeting to discuss any transition issues that have arisen, unless Seller and Purchaser agree to another schedule for such meetings. Notwithstanding any other provision hereof, Seller shall not be required to make available to Purchaser any employment records as to which employees of Seller have not agreed to release such records to Purchaser.

          (i) Seller shall permit Purchaser to have reasonable access in accordance with this Agreement to the Branches, the Operating Sites, CASC and the Central Vault (x) after the date hereof, to analyze and establish all functions and systems performed at each of such locations, and (y) not later than (thirty (30) days before the Closing to permit Purchaser (i) subject to landlord's consent, if necessary, to install any necessary data processing cables, lines and computer and other equipment as Purchaser deems necessary to permit the conversion from Seller's data processing systems to Purchaser's data processing systems on the Closing Date, and (ii) to test any new systems installed by Purchaser.

          (j)  [INTENTIONALLY OMITTED]

          (k) In addition to the other assistance and deliveries required by this Section 4.1, which shall be provided by Seller at no expense to Purchaser, upon request by Purchaser Seller will make available from time to time a reasonable number of technical personnel for consultation with Purchaser concerning the matters referred to in the foregoing provisions of this Section 4.1, such consultations to be completed within sixty (60) days following the Closing Date unless otherwise required to facilitate the data processing transfer contemplated under this Agreement; provided, however, that
                                            --------  -------
consultations after such 30-day period shall be subject to Seller's consent, not to be unreasonably withheld, and shall be at Purchaser's expense.

          (l) Seller shall permit Purchaser to use Seller's ATM cabling and line network for up to sixty (60) days after Closing, such use to be without charge to Purchaser other than third-party telephone carrier charges and such charges as Purchaser shall incur in routing the network from its current terminus in the Ala Moana Building to such terminus location as Purchaser shall select.

          (m) The cost of custom programming, if requested by Purchaser, required to effectuate the conversion of Seller's data processing systems to Purchaser's data processing systems shall be borne by Purchaser.

     4.2  Depositors.
          ----------

          (a) At such time as the parties hereto may agree, (i) Seller will notify the holders of Assumed Deposits and Retail Repos to be transferred on the Closing Date that, subject to Closing, Purchaser will be assuming liability for such Assumed Deposits and Retail Repos,

(ii) each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches and other persons that Seller or Purchaser, as the case may be, is required to give by any regulatory authority having jurisdiction or under applicable laws, rules and regulations or under the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby and (iii) following or concurrently with the notice referred to in clause (i) above, Purchaser may communicate with and deliver information, brochures, bulletins and other communications to depositors and other customers of the Branches concerning the transactions contemplated by this Agreement and concerning the business and operations of Purchaser. A party proposing to send or publish any notice or communication pursuant to any paragraph of this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication at least ten (10) days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary or desirable to comply with applicable statutes, rules, regulations or requirements of any regulatory authority having jurisdiction. Purchaser shall make no public or other announcement with respect to closure of the other Branches without Seller's express written consent. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser. Seller shall provide to Purchaser at Purchaser's request a data file in Seller's standard file format with the names of depositors and other customers, their mailing addresses and such other information as Purchaser shall reasonably request to facilitate such communications by Purchaser.

          (b) Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser's pending assumption of liability for the Assumed Deposits and Retail Repos and to comply with the requirements of any regulatory authority or applicable law. The cost of such notices shall be borne by the party sending the notice, or shared equally by Seller and Purchaser if there is a joint notice.

          (c) Within five Business Days following any request by Purchaser, Seller will provide Purchaser with a data file in Seller's standard file format containing full account information, including complete mailing addresses for each of the depositors of the Assumed Deposits and Retail Repos as of a recent date, and upon reasonable request shall provide an updated version of such file;

provided that the reasonable expenses of Seller in providing such file shall be
--------
borne by Purchaser for each time more than three times that such file is requested by Purchaser.

          (d) Notwithstanding the provisions of Section 7.12, neither Purchaser nor Seller shall object to the use by depositors of the Assumed Deposits transferred on the Closing Date of checks or payment orders bearing Seller's name, logo, trademark, service mark, trade name or other proprietary mark, prior to or within one year following the Closing Date. Seller will pass through to Purchaser, within one (1) Business Day after the day received by Seller, checks received by it drawn on the Assumed Deposits for a period of two hundred and forty (240) days after the Closing Date. Thereafter checks will be returned stamped "Refer to Maker." Purchaser accepts full responsibility to either pay the items or return them in accordance with the customer agreement and the Hawaii Uniform Commercial Code, provided that Seller shall have remitted such items to Purchaser within one Business Day after the date on which they were received by Seller. During the two hundred and forty (240) days period, Seller will give Purchaser a daily accounting of debits to its clearing account by reason of Seller's processing of such checks. Purchaser shall immediately reimburse Seller for such debits. Purchaser shall indemnify Seller from and against any claim of wrongful dishonor based on such returns made by Purchaser.

     4.3  Assumption of Deposit and Retail Repo Obligations.  Upon the Closing
          -------------------------------------------------
Date, Purchaser shall assume and timely discharge the duties and obligations of Seller with respect to the Assumed Deposits and Retail Repos transferred on such Closing Date as may arise or accrue on and after the day following the Closing Date under such account agreements, applicable laws, regulations, operating circulars of the Federal Reserve Banks, agreements and rules of automated clearing houses and other payment systems which relate thereto. With respect to checks or drafts drawn against accounts which are Assumed Deposits or Retail Repos, Seller will cooperate with Purchaser and take all reasonable steps requested by Purchaser to ensure that, on or after the Closing Date, each such item which is coded for presentment to Seller or to any bank for the account of Seller is made available to Purchaser in a timely manner and in accordance with applicable law and all applicable Clearing House rules and agreements.

     4.4  Deposits, Debits, Loan Payments and Credits.
          -------------------------------------------

          (a) Seller shall, with respect to each amount intended for deposit to an account that is part of the Assumed Deposits and upon the receipt thereof, for a period of one hundred eighty (180) days after Closing, promptly remit such amount to Purchaser; after such 180-day period Seller may return such amount to its maker with instructions to make such deposit directly with Purchaser.

          (b) Seller shall, with respect to each amount intended as a payment on a Loan or New Loan or as a debit to an Account that is transferred to Purchaser at Closing, and with respect to any other payment or debit that is intended for or to which Purchaser is entitled, upon receipt of such payment or debit, promptly take one of the following actions, the choice of which shall be Seller's in its sole discretion (except that, for a period of one hundred eighty
(180) days after the Closing Date, Seller shall take the action specified in subparagraph (i) below):


            (i) promptly remit such payment or debit to Purchaser, with any endorsements of Seller that may be required, or

            (ii) return such payment or debit to its maker with instructions to make such payment or debit directly to Purchaser.


          (c) Seller will use reasonable efforts to transfer to Purchaser on the Closing Date all of those automated clearing house and fed wire direct deposit and payment arrangements which are tied by agreement or other standing arrangement to Accounts that are Assumed Deposits or to loans that are Loans or New Loans. As soon as practicable after the date hereof, Seller will deliver to Purchaser a data file in a format mutually agreed upon by the parties of all such direct deposit and direct payment records which Seller, in the exercise of its reasonable efforts, is able to identify and, to the extent available, copies of the back-up documentation for such arrangements. On each Business Day for a period of one hundred eighty (180) days following the date of systems conversion, in the case of automated clearing house direct deposits to Assumed Deposits (the final Business Day of such period being the "ACH Cut-Off Date"), Seller shall, at a mutually agreed upon time or times within each Business Day, remit and transfer to Purchaser all ACH direct deposits and loan payments or credits intended for Assumed Deposits or payments on Loans or New Loans. On each Business Day, for a period of one hundred twenty (120) days following the Closing Date, in the case of Fed Wire direct deposits to Assumed Deposits (the final Business Day of such period being the "Fed Wire Cut-Off Date") and Fed Wire loan payments to Loans or New Loans, Seller shall, at a mutually agreed upon time or times within each Business Day, remit and transfer to Purchaser all Fed Wire direct deposits and direct loan payments or debits intended for Assumed Deposits, Loans or New Loans or other accounts of Purchaser's customers. Compensation for ACH direct deposits, payments and credits or Fed Wire direct deposits, payments and debits not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits, loan payments and debits and will be handled in accordance with the rules established by the United States Council on International Banking. After the applicable ACH and Fed Wire Cut-off Date, Seller may discontinue accepting and forwarding automated clearing house and fed wire entries and funds and return such direct deposits to the originators marked "Account Closed." During the thirty (30) day period prior to Closing, Seller will no longer be obligated to accept new direct deposit arrangements, provided that any person seeking to establish such an arrangement during such period shall be referred by Seller to Purchaser. At the time of each systems conversion, Purchaser will provide automated clearing house originators with account numbers and conversion tapes relating to Assumed Deposits, Retail Repos, payments on Loans and New Loans and debit arrangements.

     4.5  Direct Debit.  As soon as practicable after the notice provided in
          ------------
Section 4.2(a), Purchaser will send appropriate notice to all customers having Accounts which are to be Assumed Deposits or Retail Repos that are to be transferred on the Closing Date and the terms of which provide for direct debit of such Accounts by third parties, instructing such customers concerning transfer of customer direct debit authorizations from Seller to Purchaser. Seller shall cooperate in soliciting the transfer of such authorizations. Such notice shall be in a form agreed to by the parties. For a period of one hundred eighty (180) days following the date of systems conversion, Seller shall, at a mutually agreed upon time or times within each Business Day, forward to Purchaser all direct debits on Accounts which are Assumed Deposits or on Retail Repos transferred on the Closing Date. Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked "Account Closed." During the thirty (30) day period prior to Closing, Seller will no longer be obligated to accept new direct debit arrangements, provided that any person seeking to establish such an arrangement during such period shall be referred by Seller to Purchaser. At the time of the systems conversion, Purchaser will provide automated clearing house originators of such direct debits with account numbers and conversion tapes.

     4.6  Escheatable Deposits.
          --------------------

          (a) Not later than sixty (60) days after the date hereof, Seller will provide Purchaser with its most recent list of potential Escheatable Deposits. Seller and Purchaser within twenty (20) days thereafter, will send a joint communication encouraging each account holder to reactivate the account. Seller will provide Purchaser with hard copy report(s) and files in Purchaser's data file format that are required to submit escheat account information to the State of Hawaii. If desired by the Purchaser, an additional request for the hard copy report(s) and data files will be provided by the Seller at least thirty (30) days prior to the Closing Date to help the Purchaser prepare for the State of Hawaii reporting.

          (b) At Closing, Seller will deliver to Purchaser a report which will identify to as recent a date as possible all Escheatable Deposits that are being transferred to Purchaser on the Closing Date. Not later than twenty (20) days after the Closing Date, Seller shall update this report as of the Closing Date. Thereafter, Purchaser shall be solely responsible for the proper reporting and transmission to the State of Hawaii of such Escheatable Deposits.

     4.7  Maintenance of Records.  Through the Closing Date, Seller will
          ----------------------
maintain the Records relating to the Assets and Liabilities being transferred at the Closing in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. Purchaser may, at its own expense, make such copies of and excerpts from the Records as it may deem desirable. All Records, whether held by Purchaser or Seller, shall be maintained for such periods as are required by law, unless the parties shall, applicable law permitting, agree in writing to a different period. From and after the Closing Date, each of the parties shall permit the other reasonable access to any applicable Records in its possession relating to matters arising on or before the Closing Date (or to any matter arising after the Closing Date that is the subject of a claim for indemnification) and reasonably necessary in connection with any claim, action, litigation or other proceeding involving the party requesting access to such Records or in connection with any legal obligation owed by such party to any present or former depositor or other customer.

     4.8  Interest Reporting and Withholding.
          ----------------------------------

          (a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Assumed Deposits and Retail Repos transferred on the Closing Date with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, and with respect to all prior periods, all interest credited to, withheld from and any early withdrawal penalties imposed upon the Assumed Deposits and Retail Repos. Purchaser will report to the applicable taxing authorities and holders of Assumed Deposits and Retail Repos, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and early withdrawal penalties imposed upon such Assumed Deposits and Retail Repos.

          (b) Any amounts required by any governmental agencies to be withheld from any of the Assumed Deposits and Retail Repos through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date. Promptly after the Closing Date, but in no event later than the date Purchaser is obligated to remit such amounts to the applicable governmental agency, Seller will pay to Purchaser that portion of any sums theretofore withheld by Seller from any Assumed Deposits and Retail Repos transferred on the Closing Date which are or may be required to be remitted by Purchaser pursuant to the foregoing and shall directly remit to the applicable governmental agency that portion of any such sums which are required to be remitted by Seller.

          (c) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Assumed Deposits and Retail Repos, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Assumed Deposits and Retail Repos.

          (d) No later than 2:00 p.m. Honolulu Time on the day following the Closing Date, Seller shall provide to Purchaser information regarding all "B" notices (TINs do not match) and "C" notices (underreporting/IRS imposed withholding) received by it from the IRS regarding any of the accounts included within the Assumed Deposits and for a period of 180 days following the Closing Date, Seller shall provide information regarding all notices received by Seller from the IRS releasing withholding restrictions on the accounts related to the Assumed Deposits. Any penalties described in "B" notices from the IRS or any similar penalties that relate to accounts opened by Seller prior to the Closing Date will, subject to this Section 4.8, be paid by Seller promptly upon receipt of the notice providing such penalty assessment resulted from Seller's acts, policies or omissions. Seller shall pay such penalties only after exhausting all administrative and judicial remedies which Seller deems appropriate. Purchaser shall cooperate with Seller in providing copies of penalty notices on a timely basis and other information which Seller may request in order to challenge such penalties.

          (e) Seller shall also be responsible for filing any 1098 (interest paid), 1099-MISC (non-corporate contractors), 1099-C (forgiveness of debt) or other applicable tax or governmental reports relating to Seller's operations prior to the Closing Date.

          (f) Unless otherwise agreed by the parties, Seller will make all required reports to applicable Tax authorities and to obligors on Loans (including New Loans) transferred on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, and with respect to all prior periods, concerning all interest and points received by the Seller. Purchaser will make all required reports to applicable Tax authorities and to obligors on Loans and New Loans transferred on the Closing Date (other than loans transferred in error and reassigned to Seller), with respect to all periods from the day after the Closing Date, concerning all such interest and points received by Purchaser.

          (g) Seller shall respond to and be responsible for any inquiry by a federal or state tax or other regulatory agent relating to account activity with respect to the Assumed Deposits or the Loans prior to and through the Closing Date, and Purchaser shall respond to and be responsible for such inquiries relating to account activity from and after the day after the Closing Date.

     4.9  IRA Accounts and Keogh Accounts.  Seller will deliver to Purchaser on
          -------------------------------
the Closing Date Seller's documents for each IRA account and Keogh account which is included in the Assumed Deposits and Retail Repos. Purchaser will be responsible for all such reporting for periods commencing on January 1 of the year in which the Closing Date occurs, including the preparation and filing of reports on IRS Forms 1099-R and 5498. Seller shall pay over to Purchaser all fees received by Seller after the Closing Date for the transferred IRA accounts and Keogh accounts.

     4.10 Negotiable Instruments.  Seller will remove any supply of Seller's
          ----------------------
money orders, official checks, gift checks, travelers' checks or any other negotiable instruments located at each of the Designated Branches on the Closing Date.

     4.11 ATM and Debit Cards.  Seller will provide Purchaser with a list of ATM
          -------------------
access cards and debit cards issued by Seller to depositors of any Assumed Deposits or holders of Retail Repos and to borrowers under any of the Loans or New Loans, and a data file in a format agreed to by the parties containing all addresses therefor, as soon as practicable after the execution of this Agreement. Delivery of the first production file shall be as soon as practicable after the date of this Agreement, with up to three updated files to be delivered by Seller at such time as Purchaser shall request, provided that the last of such files should be updated through the Closing Date and delivered not later than the first business day after Closing. In instances where a depositor of an Assumed Deposit made an assertion of error regarding an Account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation+E, and Seller, prior to the Closing, recredited the disputed amount to such account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller received within 30 days after the Closing Date, to debit such account in a stated amount and remit such amount to Seller, less the amount of Purchase Premium attributable thereto, to the extent of the balance of funds available in the relevant Account or Accounts. Seller agrees to indemnify Purchaser for any claims or losses that Purchaser may incur as a result of complying with such request from Seller. Seller will not be required to disclose to Purchaser customers' PINs or algorithms or logic used to generate PINs. Purchaser shall reissue ATM access cards and debit cards to depositors of any Assumed Deposits or Retail Repos at the date of systems conversion. Seller agrees to settle any and all ATM and debit card transactions effected for all periods through the Closing Date, but processed after the Closing Date, within 10 Business Days after the Closing Date. Purchaser and Seller agree to remit the total net balance of such transactions to Seller or Purchaser, as the case may be, on the same date the transactions are settled.

     4.12 [INTENTIONALLY OMITTED]

     4.13 Clearing of Drafts and Handling of Certain Items.
          ------------------------------------------------

          (a) The parties hereto shall use their best efforts to develop procedures which cause Seller's drafts against Accounts which are received after the Closing Date to be cleared through Purchaser's then current clearing procedures. At conversion, Purchaser shall notify the Federal Reserve Bank and other check clearing associations of the new check clearing procedures.

          (b) Any items that were credited for deposit to or cashed or debited against an Assumed Deposit prior to the Closing and are returned unpaid or are rejected due to insufficient funds on or within 90 days after the Closing ("Returned Items") will be handled as set forth herein. If Purchaser is charged for the Returned Item, Purchaser will use commercially reasonable efforts to obtain reimbursement from the account to which, or from the party to whom, the Item was credited or debited. If there are sufficient funds in the account to which such Item was credited or any other accounts on deposit at the Designated Branches, the Designated Operating Sites, the Designated ATMs or CASC, or at any other branch office of Purchaser standing in the name of the party liable for such item, and if Purchaser has a right of charge-back against the account to which such Returned Item was credited or a right of set-off against such other accounts, Purchaser will debit any or all of such accounts an amount equal in the aggregate to the Returned Item. If the charge-backs or set-offs do not provide funds sufficient to reimburse Purchaser fully (for reasons other than Purchaser's breach of this Agreement, Seller will, upon notice from Purchaser, immediately repay to Purchaser the amount of the Returned Item, and Purchaser will assign the Item to Seller for collection. If Seller's bank account is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser. If upon Purchaser's receipt of such Returned Item there are sufficient funds in the Assumed Deposit or Retail Repos to which such Returned Item was credited or any other Assumed Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, and if Purchaser has a right of charge-back against the Account to which such Returned Item was credited or a right of set-off against such other Assumed Deposit or Retail Repo in respect of the charge-back against Seller, Purchaser will debit any or all of such Assumed Deposits or Retail Repos an amount equal in the Returned Item, and shall repay that amount to Seller. If there are not sufficient funds in any such Assumed Deposit or Retail Repo because of Purchaser's failure to honor holds placed on such Assumed Deposit or Retail Repo, which holds were identified in the schedule provided by Seller pursuant to
Section 4.13(c), Purchaser shall repay the amount of the Returned Item to Seller up to the amount that would have been available if the hold had been honored.
If and to the extent charge-backs by Purchaser are not sufficient to recover the Returned Item, the amount charged back will be paid to Seller and the Returned Item will be delivered to Seller for such further collection efforts as it wishes to pursue. Any items that were credited for deposit to or cashed or debited against an account at the Branches, the ATMs or CASC prior to Closing and are returned unpaid more than 90 days after the Closing will be the responsibility of Seller.

          (c) Holds that have been placed by Seller pursuant to Regulation CC on particular accounts or on individual checks, drafts, or other instruments, which holds are listed on Schedule 4.13(c) to be delivered by Seller to Purchaser at
                    ----------------
Closing, will be continued by Purchaser under the same terms, unless otherwise instructed by Seller, and Seller will indemnify and hold Purchaser harmless from any damages, liabilities or expenses arising from Purchaser's continuance of such holds under such terms.

     4.14 Interstate Banking.  Seller shall have a mutually agreeable period not
          ------------------
less than thirty (30) days before the Closing to disengage on-line access to interstate transaction accounts and to notify interstate customers using Hawaii Division facilities of the sale and advising them to make other arrangements.

     4.15 Loans and New Loans; Loan Payments and Servicing; Loan Systems
          --------------------------------------------------------------
Conversions; Notices.
--------------------

          (a) As soon as practicable after completion of the Revised Loan Schedule, (i) Seller will notify the affected borrowers that, subject to Closing, it is anticipated that Purchaser will be acquiring the rights previously held by Seller with respect to the Loans and New Loans, (ii) each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to the affected borrowers, that Seller or Purchaser, as the case may be, is required to give by any regulatory authority having jurisdiction or under applicable laws, rules and regulations or under the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby and (iii) following or concurrently with the notice referred to in clause
(i) above, Purchaser may communicate with and deliver information, brochures, bulletins and other communications to borrowers concerning the business and operations of Purchaser. A party proposing to send or publish any notice or communication pursuant to any paragraph of this Section 4.15 shall furnish to the other party a copy of the proposed form of such notice or communication at least ten (10) days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to borrowers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary or desirable to comply with applicable statutes, rules, regulations or requirements of any regulatory authority having jurisdiction.
All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser. Seller shall provide to Purchaser at Purchaser's request a data file in Seller's standard file format with the names of the affected borrowers, their mailing addresses and such other information as Purchaser shall reasonably request to facilitate such communications by Purchaser.

          (b) Except in the ordinary course of business, Seller shall not allow any document to be placed with, or permanently removed from, the Loan Documents and Collateral, after Purchaser has completed its review of such Loan Documents and Collateral, without the consent of Purchaser.

          (c) Following the Closing Date, Seller will (i) forward any payments it receives with respect to the Loans and New Loans to Purchaser by wire transfer either one (1) Business Day after receipt of such payment by Seller, together with an identification of the Loan or New Loan to which such payment is to be applied, and (ii) provide Purchaser with a limited power of attorney, endorsement stamp or other appropriate authority or device to permit Purchaser to endorse checks it receives which are incorrectly made payable to Seller and then apply such checks to the appropriate Loan or New Loan or other account.

          (d) If and to the extent Purchaser is unable by the Closing Date to complete the conversion to its data processing system for the Loans and New Loans, Seller shall enter into a Servicing and Conversion Agreement pursuant to which it (or its service providers) will use their reasonable best efforts to provide such services in the same manner as before.

     4.16 Inventory of Personal Property; Additional Assets.
          -------------------------------------------------

          (a) Purchaser shall be entitled to conduct a walk-through inspection of the Other Branches and the Other Operating Sites at reasonable times within ninety (90) days after the date hereof. Within thirty (30) days after completion of all such inspections, Purchaser shall prepare and submit to Seller an inventory of the furniture, fixtures, equipment, safe deposit boxes (exclusive of the contents thereof) and other assets that it proposes to acquire as Additional Assets. Within twenty (20) days thereafter, Seller shall provide to Purchaser a schedule of such FF&E setting forth the Net Book Value (if any) of each such item as of the date specified in such schedule and whether the item is subject to any FF&E Agreement or Encumbrance. Purchaser shall within ten (10) days thereafter prepare the final schedule of the Additional Assets for attachment to this Agreement as Schedule 1.1(a).
                                                          ---------------
Seller agrees to permit Purchaser to have access to remove the Additional Assets, both during and after regular business hours, from and after the Closing Date, and Purchaser agrees that all Additional Assets shall be removed by Purchaser not later than fifteen (15) days after the Closing Date. Any such personal property not removed by Purchaser within such time period shall be deemed abandoned and Seller may retain such property or dispose of it without any adjustment to the purchase price or charge to Purchaser.

          (b) Seller agrees that the items listed on the inventories delivered on the Closing Date and as finally adjusted after the Closing, shall be substantially the same as the inventories approved or prepared by Purchaser in accordance with the foregoing provisions, and that the condition and working order thereof shall be substantially the same on the date of each such inventory.

     4.17 [INTENTIONALLY OMITTED]

     4.18 ADA Reviews.  Within twenty (20) days after the date hereof, Seller
          -----------
shall provide to Purchaser all reports, studies, analyses, recommendations and other information in its possession relating to compliance with the Americans with Disabilities Act ("ADA") and the costs that may be entailed if modifications were to be made to comply with the ADA, such as might be required when other construction activities are undertaken.

     4.19 Additional Access.  In addition to the rights of inspection under
          -----------------
Section 4.18, upon reasonable notice to Seller and to the extent permitted by applicable law and the relevant Lease or Loan Documents and Collateral, Seller shall provide Purchaser and its representatives with access to the Real Property and to any and all real properties securing Loans or New Loans made by Seller.

     4.20 Title Insurance.  Seller has provided Purchaser with certain title
          ---------------
reports, the first pages of which (for identification purposes only) are attached hereto as Schedule 1.1(l) (the "Title Commitments") from Title Guaranty of Hawaii, Inc. covering certain of the Real Property and Leases. Within thirty
(30) days after the date of this Agreement, Seller shall use reasonable efforts to provide Purchaser with copies of all documents referred to in the Title Commitments. Within ten (10) days of Purchaser's receipt of copies of all documents referred to in the Title Commitments, Purchaser shall provide Seller with notice of Purchaser's objections to such documents or other matters shown in the Title Commitments (which shall be limited to those of a material nature), and Seller shall advise Purchaser within ten (10) days thereafter whether Seller will complete any remedial measures necessary to remove or cure such objections. If any objections are not cured or removed prior to the Closing, Purchaser may, without limiting its other rights hereunder, exclude the Real Property or Lease with the objections and related Improvements and FF&E. Seller shall use reasonable efforts to arrange for and, at the Closing, Purchaser shall have the right to condition Purchaser's obligation to acquire that Real Property or Lease identified in the Title Commitments upon receipt of an Owner's Policy of Title Insurance (with extended coverage endorsements) issued by the title company insuring in Purchaser good, marketable and indefeasible fee simple title to the Real Property and good and marketable title to each of the Leases, in an amount equal to the fair market value of the real property being conveyed, and without any exceptions to the title other than (i) easements, rights of way, restrictions and covenants, (ii) building limitations, restrictions, set-back lines and other similar restrictions, and (iii) zoning limitations, restrictions, variances and other use laws, ordinances, rules and regulations, which do not, in Purchaser's reasonable judgment, materially detract from the value of, or materially interfere with the operation or use of, that Real Property or Lease (the "Title Policies"). Purchaser shall have the right to condition Purchaser's obligation to acquire that Real Property or Lease identified in the Title Commitments upon receipt of surveys with respect to any of such Real Property or Leases. Seller and Purchaser shall equally share the cost of such Title Insurance and related title reports, searches, land surveys, and endorsements requested by Purchaser.
Seller shall also use reasonable efforts to provide to Purchaser at Closing with written confirmation from Chicago Title Insurance Company or other title insurance company satisfactory to Purchaser (the "Title Insurance Opinion") to the effect that title insurance covering mortgages relating to Loans or New Loans to be transferred to Purchaser hereunder generally shall remain in full force and effect notwithstanding said transfer. Said confirmation shall be in form and substance reasonably acceptable to Purchaser at Closing.



                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser as follows:

     5.1  Corporate Organization and Authority.  Seller is a federal savings
          ------------------------------------
bank duly chartered under the laws of the United States and its charter is in full force and effect. Seller has the requisite power and authority to conduct the business now being conducted at the Branches and Operating Sites, to accept and maintain the Assumed Deposits and Retail Repos and to own the Assets that are owned and to lease the Assets that are leased. Seller is a member of the Bank Insurance Fund and its Deposits are insured by the FDIC through the Bank Insurance Fund and the Savings Association Insurance Fund, subject to applicable FDIC coverage limitations. Seller has the requisite corporate power and authority and has taken all corporate and shareholder action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding agreement of Seller, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium, receivership, conservatorship, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief.

     5.2  No Conflict; Licenses and Permits; Compliance with Laws and
          -----------------------------------------------------------
Regulations.
-----------

          Except as disclosed on Schedule 5.2:

          (a) The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of its charter or by-laws or (ii) assuming the Regulatory Approvals are obtained, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, injunction, ruling or order of any court, government or governmental agency to which Seller is subject, (iii) assuming any required consents of Lessors, counterparties with respect to Loans and New Loans and counterparties to the Assumed Contracts are obtained, violate or constitute a breach of or default under any agreement or instrument of Seller, or to which Seller is subject or is a party or by which Seller is otherwise bound, or to which the Acquired Business is subject.

          (b) Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Branches, Operating Sites and ATMs as now conducted, and all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and, to Seller's Knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.

          (c) Insofar as any such violations or non-compliance would relate to the Acquired Business or to the Employees, Seller is not in violation of, and is in compliance with any applicable statutes, laws, ordinances, rules and regulations of any federal, state, local or other governmental authority having, asserting or claiming jurisdiction over it or over any part of its operations, including but not limited to statutes, ordinances, rules and regulations relating to the conduct of a savings and loan business (including the Truth in Lending Act, the Truth in Savings Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable laws relating to discriminatory business practices), consumer protection, disclosure, usury, adjustable rate mortgage disclosure, real estate settlement procedures, loan origination practices, fair debt collection practices, fair credit and cash transaction reporting and applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act ("IRCA"), the Warn Act, any such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements and unemployment insurance and related matters. To Seller's Knowledge no investigation or review by any governmental authority concerning any such possible non-compliance or violations is pending or threatened, nor has any such investigation occurred or been proposed during the last three years.

          (d) Seller is not (i) a party to any written agreement, stipulation, conditional approval or memorandum of understanding currently in effect with any governmental authority charged with the supervision or regulation of savings associations or savings and loan holding companies or engaged in the insurance of savings and loan deposits or (ii) subject to any judgment, order, decree or directive of such a governmental authority currently in effect, that in either case would apply or relate in any material way to the Acquired Business.

     5.3  Approvals, Consents and Notices.  Except as required to close the
          -------------------------------
Other Branches, and except for notices which may be required prior to the Closing under the HDW Act and the Warn Act, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, the failure to make or obtain any or all of which could prevent, materially delay or materially burden the transactions contemplated by this Agreement. The information furnished or to be furnished by Seller to Purchaser for the purpose of enabling Purchaser to complete and file the OTS Application is or will be true and correct in all material respects as of the date so furnished and Seller will promptly bring to Purchaser's attention any untruth, inaccuracy or omission thereafter arising or discovered. Neither Seller nor its Affiliates has reason to believe that any federal, state or other governmental agency will oppose or refuse to grant or issue any consent or approval required to be obtained by Seller or impose an Unacceptable Condition on Seller with respect to the transactions contemplated hereby. Except as set forth on Schedules 1.1(b) and
                                                          --------------------
1.1(c) no consents of ground or space lessors or sublessors, tenants, or other
------
contracting or third parties are required to be obtained in connection with the transfer of the Assets (other than the Loans and New Loans), the Leases, the Tenant Leases and the Assumed Contracts.

     5.4  Title to Assets; No Encumbrances.  Seller is, or will be at the
          --------------------------------
Closing Date, the lawful owner of and has, or will have at the Closing Date, good and marketable title to or a valid and enforceable leasehold or other real property interest in the Assets then being transferred (other than the Loans, the New Loans and the Trade Names), subject only to the Tenant Leases, the Permitted Exceptions, and the limitations inherent in the nature of limited warranty deeds and assignments of lease. None of the Assumed Deposits or Retail Repos are subject to any Encumbrances other than to secure repayment of Account Loans or holds placed as a result of an attachment, garnishment or other legal action or Seller's debt collection efforts. Delivery to

Purchaser of the full or limited warranty deeds required to transfer all ownership interests of Seller and of the full or limited warranty assignments required to transfer leasehold interests required by this Agreement will vest good and marketable fee simple title and valid leasehold interests respectively, in Purchaser, to the Designated Branches, Designated Branches and Operating Sites, free and clear of all Encumbrances other than the Tenant Leases, the FF&E Agreements and the Permitted Exceptions.

     5.5  Leases, Tenant Leases, ATMs, FF&E Agreements and Assumed Contracts.
          ------------------------------------------------------------------

          (a) Schedule 1.1(b) is a list of all Assumed Contracts, including the
              ---------------
FF&E Agreements, and contracts related to the Servicing Rights identified in

Schedule 1.1(m).  Schedule 1.1(n) is a list of all the Tenant Leases.  Prior to
---------------   ---------------
the date hereof, Seller has delivered to Purchaser true and complete copies of all documents listed on Schedules 1.1(b) and 1.1(n) and of the Leases.
                        ---------------------------

          (b) Except as set forth in Schedule 5.5 hereto, each Lease, each FF&E Agreement and each other Assumed Contract constitutes the entire agreement between Seller and the landlord, lessor, sublessor (collectively, a "Lessor") or from any vendor, licensor or other counterparty (collectively "Counterparty") thereunder with regard to the respective Designated Branch, Designated Operating Site or Designated ATM covered by such Lease or the respective FF&E or Additional Assets covered by such FF&E Agreement or the respective subject matter covered by the other Assumed Contracts, and there are no other agreements, written or oral, between Seller and any of the Lessors or Counterparties regarding Seller's rights or obligations with respect to said Leases, FF&E Agreements or other Assumed Contracts. Except as set forth in
Section 5.5, Seller has received no notice of default or breach from any such Lessor or Counterparty, nor does there exist any such default or breach or, to the Knowledge of Seller, any facts or circumstances which with or without notice or the passage of time or both would constitute a default on the part of the Lessor or Counterparty or of Seller under any Lease, FF&E Agreement or other Assumed Contract. To the Knowledge of Seller, no third party has any right to possession or occupancy of any portion of the Designated Branches, Designated Operating Sites or Designated ATMs except pursuant to a Tenant Lease and except for Permitted Exceptions, if any.

          (c) Except as set forth in Schedule 5.5 hereto, each Tenant Lease that has been delivered to Purchaser constitutes the entire agreement between Seller and the tenant thereunder with respect to the premises covered by such sublease and there are no other agreements, written or oral, between Seller and any of the tenants thereunder regarding their respective rights or obligations with respect to said sublease or premises. Except as set forth in the Tenant Leases, no improvement, relocation or other payment or credit of any kind is presently owed, or will or could become due and payable, to any tenant under any Tenant Lease. There are no leasing commissions or other commissions, fees or compensation presently owned or which will become due and payable by Seller with respect to any of the Leases or Tenant Leases or which could become due and payable in the future upon the exercise of any right or option contained in any of the Leases or Tenant Leases. The amount of all security or other refundable deposits made by the Tenants shall be included as an Other Liability in the Statement, the Initial Final Statement and the Final Statement.

          (d) Each Lease, each Tenant Lease, each FF&E Agreement and each other Assumed Contract is the legal, valid and binding obligation of each of the parties thereto, enforceable against each party in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, receivership, conservatorship, reorganization as similar laws affecting the rights of creditors generally or equitable principles limiting the right to specific performance or other similar relief, is in full force and effect, and to the Knowledge of Seller, there does not exist any default, or event or condition which constitutes, or after notice or passage of time or both would constitute, a default on the part of Seller thereunder, on the part of the Lessor under any Lease, on the part of the Counterparty under any FF&E Agreement or other Assumed Contract or on the part of any Tenant under any Tenant Lease.

          (e) None of the buildings and structures located on real property owned or leased by Seller, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material respect any enforceable restrictive covenants or encroaches in any material respect on any property owned by others, nor does any building or structure of third parties encroach in any material respect upon the property owned or leased by Seller. No condemnation proceeding is pending, or to Seller's knowledge threatened, which would preclude or impair in any material respect the use of any real property that is owned or leased by Seller for the uses for which it is currently being used or is anticipated by Seller to be used.

     5.6  [INTENTIONALLY OMITTED]

     5.7  [INTENTIONALLY OMITTED]

     5.8  Financial Statements.  Seller has delivered to Purchaser Seller's
          --------------------
audited consolidated statements of financial condition as of December 31, 1996 and 1995, and its consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1996 and 1995 (the "Financial Statements"). Such financial statements have been prepared from the books and records of Seller, present fairly the financial condition as of the relevant dates, and the results of consolidated operations and cash flows for the relevant periods, all in accordance with generally accepted accounting principles in each case consistently applied throughout the periods covered. In addition, Seller has received no comments in its management letters delivered to Seller by its independent auditor (or any predecessor thereto) relating to the results of operations, financial statements or internal controls of Seller during any period from and after January 1, 1994 which refer or relate in any material respect to the Hawaii Division, the Branches, the Operating Sites, or any of the Assets or the Liabilities. Schedule 5.8 identifies certain financial
                                       ------------
schedules, data tapes and other information provided by Seller to Purchaser. Such financial schedules, data tapes, and other information are true and correct in all material respects as of the dates indicated thereon.

     5.9  Legal Proceedings and Liabilities.  As of the date hereof, except as
          ---------------------------------
set forth in Schedule5.9 hereto, (i) there are no actions, suits, arbitrations,
             -----------
governmental investigations or proceedings pending or, to the Knowledge of Seller, threatened, against Seller or any of its subsidiaries, and (ii) to the Knowledge of Seller, there are no contingent or other liabilities not reflected in the Financial Statements which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Acquired Business or which would reasonably be expected to materially adversely affect Seller's title to any of the Assets or the validity or enforceability of any of the Loans, New Loans, Leases, Assumed Contracts or Tenant Leases. None of the Assets or Liabilities is subject to any legal process or proceeding other than routine matters or encumbrances arising out of claims against depositors, such as account restrictions, claims of governmental authorities and debtor's attachments.

     5.10 [INTENTIONALLY OMITTED]

     5.11 [INTENTIONALLY OMITTED]

     5.12 Environmental Matters.
          ---------------------

          (a) Except as set forth on Schedule 5.12, to Seller's Knowledge:
                                     -------------


               (i) no construction material used in the buildings, structures or improvements on the Real Property contains or is comprised of asbestos or any other Hazardous Substance and there are no transformers, capacitors or other equipment containing fluid with polychlorinated biphenyls located on the Real Estate.

               (ii) (A) Seller is and has been in compliance in all material respects with all Environmental Laws presently or formerly applicable to the Real Estate, the Designated Branches, the Designated Operating Sites, the Designated ATMs, the FF&E, the Additional Assets and the Other Assets;
     (B) Seller currently holds, and is in compliance with, all Environmental Permits required by applicable Environmental Laws; and (C) no circumstances exist involving Seller that could result in any Environmental Loss or in any restrictions on the ownership, use, or transfer of any Designated Branch, Designated Operating Site or Designated ATM.

               (iii) (A) Seller has not been notified of potential responsibility at any site that has been placed on, or proposed to be placed on, the National Priorities List or its state equivalent pursuant to CERCLA or analogous state laws; (B) no Hazardous Substances are present on, in or under any Designated Branch, Designated Operating Site or Designated ATM in a manner or condition that may give rise to an Environmental Loss; and (C) Seller has not Released or arranged for the Release of any Hazardous Substances at a location that is not a Designated Branch, Designated Operating Site or Designated ATM.


          (b) Except as set forth on Schedule 5.12, there are no pending, or to
                                     -------------
Seller's Knowledge, threatened, claims, actions, investigations, inquiries or proceedings involving Seller or any Real Property relating to:


               (i) an asserted liability, obligation or duty of Seller or any prior owner, occupier or user of the Real Property under any Environmental Law or under the terms and conditions of any Environmental Permit;

               (ii) the handling, storage, use or disposal of Hazardous Substances on or under or within the Real Property or transportation or removal of Hazardous Substances to or from the Real Property;

               (iii) the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within the Real Property into the air, water, surface water, ground water, land surface or subsurface strata; or

               (iv) actual or asserted claims for personal injuries or damage to property related to or arising out of exposure to Hazardous Substances discharged, released or emitted from or into, or transported from or to, the Real Property.


          (c) Except as disclosed in Schedule 5.12, to Seller's Knowledge, the
                                     -------------
Real Property does not contain any underground or above-ground storage or treatment tanks, active or abandoned water, gas or oil wells, surface improvements, disposal areas, pipelines containing Hazardous Substances, or any other underground improvements or structures, other than the foundations, footings or other supports for the improvements located thereon.

          (d) To Seller's Knowledge, no Hazardous Substances have been, or have been threatened to be, discharged, released or emitted in to the air, water, surface water, ground water, land surface or subsurface strata or transported to or from the Real Property except in accordance with Environmental Law (in particular, but without limitation, in accordance with any permits issued pursuant thereto) and as set forth in Schedule 5.12. All notifications in
                                      -------------
respect of such discharges, releases and emissions required to be made by Seller pursuant to Environmental Law have been made within the time limits prescribed by Environmental Law and copies of all such notifications have previously been provided to Purchaser.

          (e) All Phase I, Phase II and other environmental studies and reports that have been conducted by or on behalf of the Seller with respect to (i) the Designated Branches, the Designated Operating Sites and the Designated ATMs, are listed on Schedule 5.12 and have been delivered to Purchaser prior to the date
          -------------
of this Agreement.

          (f) No Encumbrance exists, and to Seller's Knowledge no condition exists which would reasonably be expected to result in the filing of an Encumbrance, against any of the Real Property under any Environmental Law.

     5.13 Absence of Changes, Etc.  Except as set forth in Schedule 5.13 or
          ------------------------                         -------------
permitted by this Agreement, since December 31, 1996:


          (a) the business of the Hawaii Division has been conducted in the ordinary and usual course of business and there has not been any change or changes, or any development of which Seller has Knowledge involving a prospective change or changes, which, individually or in the aggregate, have or would have a Material Adverse Effect on the Acquired Business;

          (b) Seller has not suffered any material damage, destruction or loss to the Assets, whether covered by insurance or not;

          (c) Seller has not made any change in the Hawaii Division's credit policies or practices that would have a Material Adverse Effect on the Acquired Business;

          (d) Seller has not licensed or disposed of any of the Trade Names;

          (e) Seller has not made any material change in any method of accounting practice except as required by GAAP or other regulatory authority and disclosed to Purchaser;

          (f) Seller has not agreed, whether in writing or otherwise, to do any of the foregoing.


     5.14 IRA Plans and Keogh Plans.  Each type of IRA, and each type of Keogh
          -------------------------
plan offered by Seller ("Prototype Plans"), and adopted by depositors of the Branches, is listed in Schedule 5.14 hereto. Each Prototype Plan has received
                       -------------
an IRS approval letter. Seller shall deliver to Purchaser within 45 days after the date hereof correct and complete copies of each Prototype Plan, a copy of the last IRS approval letter with respect to the form of Prototype Plans, and copies of all forms of IRA and Keogh agreements including any currently effective amendments.

     5.15 No Other Agreements to Sell Assets or Stock.  Seller has no legal
          -------------------------------------------
obligation, absolute or contingent, to any other person or entity to sell or transfer any of the Assets or Liabilities, including the Branches, the Operating Sites or the ATMs, or to effect any merger, consolidation or other reorganization of the Seller or to enter into any agreement with respect thereto, other than a merger of Seller with any Affiliate depository institution which assumes all obligations of Seller hereunder.

     5.16 Transactions with Related Persons.  No officer or director of Seller
          ---------------------------------
is presently a party to any transaction with Seller relating to the Assumed Contracts or the Leases.

     5.17 [INTENTIONALLY OMITTED]

     5.18 Loans; New Loans.
          ----------------

          (a) Except as disclosed in Schedule 5.18(a), none of the Loans or New
                                     ----------------
Loans is presently serviced by third parties (other than Affiliates of Seller) and, prior to and through Closing, none will be serviced by third parties (other than Affiliates of Seller).

          (b) As of the Closing Date, (i) each Loan, each New Loan, and each related Loan Document and Collateral will be a legal, valid and binding obligation of each borrower thereunder, and of each guarantor, accommodation party or other obligor with respect thereto, enforceable against each such party in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium, receivership, conservatorship, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief; (ii) Seller has duly performed all of its obligations thereunder to the extent that such obligations to perform have accrued; (iii) all documents and agreements necessary for Seller to enforce each Loan and each New Loan are in existence and will be transferred to Purchaser at Closing; (iv) each Loan and each New Loan that is secured by an interest in real property will be secured by a valid and perfected mortgage lien of the priority reflected in the Loan Documents and Collateral and title insurance coverage payable to Seller; (v) each Loan and each New Loan that is secured by collateral other than or in addition to real property is secured by a valid security interest properly perfected by a currently effective financing statement, or by possession, as the case may be;
(vi) the Loan Balance of each Loan and each New Loan and Accrued Interest thereon will represent the genuine, legal, valid and binding payment obligation of the borrower and other obligors thereunder and no Loan or New Loan is subject to any defenses, claims, counterclaims, set-off rights, recoupment or abatement, and no other rights exist with respect to any such Loan or New Loan which would impair the collectibility thereof or reduce the amount collectible; (vii) each such Loan or New Loan will have been made in compliance with applicable laws, rules and regulations and has been originated and serviced in accordance with Seller's (or its predecessor's) then applicable underwriting guidelines, the terms of the relevant credit documents and agreements and applicable law; (viii) Seller will be the sole lender and owns each of the Loans and New Loans free and clear of any Encumbrances, (ix) no Loan or New Loan is the subject of or involved with any pending or threatened litigation, (x) no amount payable in respect of any Loan or New Loan is more than thirty (30) days past due, (xi) no Loan or New Loan has been assigned to Seller's Special Assets Group, (xii) no Loan or New Loan is rated BACCR 5 or higher on Seller's loan scoring system or is rated as a troubled debt restructured loan, special mention, substandard, doubtful or loss, (xiii) Seller shall have obtained all consents and other documents required pursuant to Section 7.4 hereof and all Endorsements with respect to such Loan or New Loan, and (xiv) no Loan or New Loan is to an Employee who does not become a Hired Employee.

          (c)  As of the Closing Date:

               (i) none of the Loans or New Loans will have been satisfied, cancelled, subordinated (except in the ordinary course of business) or rescinded and no collateral securing or supporting any of the Loans or New Loans will have been released from any existing lien nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission.

               (ii) Seller shall not have received written notice or have Knowledge of any existing or anticipated material default or breach of any material representation, agreement or covenant by any borrower under any of the Loan Documents and Collateral, or of any borrower assertions of any material claims against Seller or any defense to payment of borrower's obligations.

               (iii) At the Closing, Purchaser shall acquire all rights, title and interests of Seller under the Loans or New Loans.

               (iv) There will be no amounts more than thirty (30) days past due in respect of any Loan or New Loan, or (b) defaults in the performance of any covenant or obligation to be performed under any Loan Documents and Collateral by any party thereto.

               (v) To the best of Seller's Knowledge, the operations and properties of all collateral pledged with respect to any Loan or New Loan complies in all material respects with all Environmental Laws and Environmental Permits and no circumstances exist that could form the basis of a suit relating in any way to any Environmental Law or Environmental Permit with respect to such collateral.


     5.19 Operation of Branches; Condition of Assets.
          ------------------------------------------

          (a) There are no facts or circumstances existing or, to the Knowledge of Seller threatened, which could materially impair the present or future use of the Designated Branches as banking offices of a type substantially similar to such offices as currently operated or of the Designated Operating Sites or Designated ATMs as currently operated.

          (b) Each of the Designated Branches, the Designated Operating Sites, the Designated Branch Real Estate, the Designated Operating Site Real Estate, the Designated ATMs and the Improvements and the current use thereof is in material compliance with, and Seller has neither received notice nor has Knowledge that any governmental authority nor any employee or agent thereof considers the same to violate or to have violated any fire, zoning, health, safety, building, hazardous waste or environmental code or other ordinance, law or regulation or order of any government or any agency, body or subdivision thereof, or any private covenants, restrictions and easements. Seller has not received any notice, citation or other claim alleging any violation of any such code, ordinance, law, regulation or order or covenant, restriction or easement. All material required building permits, certificates of occupancy, other permits, licenses and approvals relating to the design, construction, ownership, occupancy, use, management, operation, maintenance or repair of the Designated Branches, the Designated Operating Sites, the Designated Branch Real Estate, the Designated Operating Site Real Estate, the Designated ATMs and the Improvements (the "Permits") have been duly and validly issued, are in full force and effect, as are all of the certificates, permits, licenses and approvals that are required by law to own, operate, use and occupy the same as it is presently owned, operated, used and occupied. Seller has fully performed and discharged in all material respects all of the obligations, requirements and conditions imposed by the Permits. All water, sewer, gas, electric, steam, telephone and drainage facilities, and all other utilities required by law, reasonably necessary for the operation, use and occupancy of the Designated Branches, the Designated Operating Sites, the Designated Branch Real Estate, the Designated Operating Site Real Estate, the Designated ATMs and the Improvements as currently operated, used and occupied are installed to the boundary lines thereof, and are connected with valid permits. Each of the Assets is in reasonable condition consistent with its age and, on the Closing Date, will be in substantially the same condition as the date hereof, normal wear and tear excepted.

          (c) Except for (i) the Leases, (ii) the Tenant Leases, and (iii) the Permitted Exceptions, neither Seller nor the Real Property are subject to any other agreement relating to the use of such Real Property entered into by Seller (other than customary agreements entered into solely as a result of such Real Property being located in a shopping center). The Designated ATMs, the FF&E and the Improvements are in adequate working condition for the conduct of the business of the Designated Branches and Designated Operating Sites as currently conducted by Seller.

     5.20 [INTENTIONALLY OMITTED]

     5.21  Insurance and Warranties.  All of the properties and assets of Seller
           ------------------------
at the Designated Branches, the Designated Operating Sites and the Designated ATMs are covered by effective insurance against such losses and risks and in such amounts as are generally insured against by comparable businesses. All amounts due and payable under such insurance policies are fully paid, and all such insurance policies are in full force and effect.

     5.22  Taxes.  All income, payroll, withholding, backup withholding,
           -----
property, excise, sales, use and transfer taxes relating to the Hawaii Division, the Branches and the Operating Sites imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority which relate to the period before the Closing Date and are due and payable or required to be withheld, as the case may be, are or will be paid or withheld in full by Seller on or prior to the Closing Date (or thereafter if it is later established to be owing by a taxing authority).

     5.23  [INTENTIONALLY OMITTED]

     5.24  Condemnation.  Seller has no notice of any pending or threatened
           ------------
proceeding in eminent domain or otherwise, which would affect any of the Designated Branches, Designated Operating Sites or Designated ATMs, or any portion thereof, nor does Seller have Knowledge of any facts which might give rise to such action or proceeding.

     5.25 Full Disclosure.  Seller shall promptly advise Purchaser in writing of
          ---------------
any matter arising or discovered after the date of this Agreement which if existing or known on the date hereof would have been required to be disclosed herein or pursuant hereto in order to make the foregoing representations and warranties true at all times between the date hereof and the Closing.

     5.26 Broker's Fees.  Except as previously disclosed in writing by Seller to
          -------------
Purchaser, Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement. Seller will indemnify and hold Purchaser harmless from any loss incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of Seller or its Affiliates.


                                   ARTICLE 6

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller as follows:

     6.1  Corporate Organization and Authority.  Purchaser is a federal savings
          ------------------------------------
bank duly chartered under the laws of the United States and its charter is in full force and effect. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to consummate the transactions contemplated hereby (other than such corporate action as may be required and as Purchaser warrants will be taken in connection with the issuance of securities to its parent corporation to satisfy regulatory capital requirements), to accept and maintain the Assumed Deposits and Retail Repos, to own the Assets and to operate the Designated Branches, Designated Operating Sites and Designated ATMs. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium, receivership, conservatorship, reorganization or similar laws affecting the rights of creditors generally or equitable principles limiting the right to obtain specific performance or other similar relief. Purchaser is a member of the Savings Association Insurance Fund and its deposits are insured by the FDIC through the Savings Association Insurance Fund, subject to applicable FDIC coverage limitations.

     6.2  No Conflict; Licenses and Permits; Compliance with Laws and
          -----------------------------------------------------------
Regulations.  The execution, delivery and performance of this Agreement by
-----------
Purchaser does not, and will not violate any provision of its charter or by-laws or violate or constitute a breach or contravention of or default under any law, rule, regulation, order, judgment, decree or filing of any government, governmental authority or court to which Purchaser is subject or under any agreement or instrument of Purchaser, or to which Purchaser is otherwise bound, which violation, breach, contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Purchaser or impair the validity or consummation of this Agreement or the transactions contemplated hereby.

     6.3  Regulatory Approvals and Notices.  Other than approval of the OTS
          --------------------------------
Application by the OTS, and any notices or regulatory actions required in connection with the issuance by Purchaser of securities to its parent corporation, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from any governmental or regulatory authorities of the United States, the several States or any foreign jurisdictions in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

     6.4  Governmental Notices; Community Reinvestment Act.  Neither Purchaser
          ------------------------------------------------
nor any of its Affiliates has reason to believe that any federal, state or other governmental agency would oppose or refuse to grant or issue any consent or approval required to be obtained by it or impose an Unacceptable Condition with respect to the transactions contemplated hereby. Purchaser received a rating of "Outstanding" in its most recent examination with respect to the Community Reinvestment Act, and Purchaser has no knowledge of any supervisory concerns regarding its compliance with said Act.

     6.5  Brokers' Fees.  Except as previously disclosed in writing by Purchaser
          -------------
to Seller, Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement. Purchaser will indemnify and hold Seller harmless from any loss incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of Purchaser or its Affiliates.

     6.6  Litigation and Liabilities.  There are no actions, suits or
          --------------------------
proceedings pending or, to the knowledge of the Purchaser, threatened against Purchaser, violations of law or regulation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Purchaser.

     6.7  Agreements with Regulatory Authorities.  Purchaser is not a party to
          --------------------------------------
any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits nor has Purchaser been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or submission.

     6.8  Operation of the Designated Branches.  Purchaser intends that retail,
          ------------------------------------
business and commercial banking services will be offered in the geographic area served by the Designated Branches, the Designated Operating Sites and the Designated ATMs.


                                   ARTICLE 7

                            COVENANTS OF THE PARTIES

     7.1  Operations in the Ordinary Course.  From the date hereof and until the
          ---------------------------------
Closing Date, except as permitted by this Agreement or with Purchaser's written consent, Seller shall conduct the business of the Hawaii Division in the ordinary and usual course, and will not enter into any material transaction with respect to any of the Assets or Liabilities or make any material commitment with respect to the Assets or Liabilities except in the ordinary and usual course of business. Seller shall use its best efforts to preserve goodwill and relationships with all Persons having business dealings with the Acquired Business. From the date hereof and until the Closing Date, except as shall be required by a regulatory authority or by a change in policy applicable to Seller and all of its banking Affiliates, Seller shall not, without the prior written consent of Purchaser:

          (a) Offer interest rates or terms on any category of Deposits which are not consistent with Seller's past practices or reduce the service charges related to any category of Deposits or fee based product, except in either case as may reasonably be deemed necessary by Seller in response to competitive developments or to maintain relationships with customers of the Hawaii Division;

          (b) Except in the ordinary course of business in an immaterial amount, or as contemplated herein, transfer any Assets or Liabilities to or from any Branch to or from any of Seller's or its Affiliates other operations or branches or offices;

          (c) Except for transactions in the ordinary course of business in an immaterial aggregate amount, sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to transfer, assign, encumber or dispose of any of the Assets or Liabilities existing on the date hereof or arising hereafter in the ordinary course of business, or agree or commit to do the same;

          (d) Make or agree to make any material improvements to the Designated Branches, Designated Operating Sites or Designated ATMs, except with respect to commitments for such made on or before the date of this Agreement and normal maintenance in the ordinary course of business;

          (e) File any application or take any other action to relocate any Designated Branch;

          (f) Terminate the operations of any Designated Branch, Designated Operating Site or Designated ATM, or terminate the operations of any Other Branch without making arrangements satisfactory to Purchaser for the transfer of any related Deposits at such Other Branch to a Designated Branch;

          (g) Renew, extend, or renegotiate or otherwise modify any Lease, Assumed Contract, Tenant Lease or FF&E Agreement that is currently in effect, without the prior written consent of Purchaser, which consent shall be deemed to have been granted if Purchaser shall not have responded to any such written request to consent to such renewal, extension, renegotiation or modification within twenty (20) calendar days after Purchaser's receipt thereof; provided, however, that no such consent shall be required if any such Lease, Assumed Contract, Tenant Lease or FF&E Agreement, as so renewed, extended, renegotiated or modified, may be terminated without cause or penalty on notice of not more than 90 days or involve costs or expenses that do not exceed $25,000 for any twelve (12) month period;

          (h) Except in the ordinary course of business or as permitted hereunder, take any action (i) materially impairing Purchaser's rights in any Liability or Asset, (ii) materially impairing in any way the ability of Purchaser to collect upon any Loan or New Loan, or (iii) except in the ordinary course of servicing, waiving any material right, whether in equity or at law, that it has with respect to any Loan or New Loan;

          (i) Change in any material respect its basic policies and practices from those in effect on the date hereof with respect to marketing, loan purchases and lending, personnel practices, accounting or any other material aspect of the operations or business of the Hawaii Division or with respect to the Acquired Business, provided that Seller shall not be construed as having
                       --------
effected such a change by instituting reasonable incentive compensation arrangements designed to encourage retention of deposit relationships;

          (j) Undertake any actions which are inconsistent with a program to use all reasonable efforts to maintain good relations with employees employed by the Hawaii Division, unless such actions are required or permitted by this Agreement.

     7.2  Confidentiality.  Each party to this Agreement shall hold, and shall
          ---------------
cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a bank regulatory authority or other governmental agency is necessary or desirable in connection with any Regulatory Approval, or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirements of law or the applicable requirements of any regulatory agency, relevant stock exchange or recognized national rating agency, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other party (or, if required under a contract with a third party, such third party) furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by such party on a non-confidential basis, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and neither party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities.

     7.3  Regulatory Approvals.  As soon as practicable after the date of this
          --------------------
Agreement, each party shall prepare and file any applications and provide any notifications to federal or state regulatory authorities that are necessary, including seeking all Regulatory Approvals, for such party to consummate the transactions contemplated by this Agreement. Purchaser shall prepare and deliver the proposed form of the OTS Application to Seller for review and comment as soon as reasonably practicable, but in no event later than twenty
(20) Business Days after the date hereof; provided that said period shall be extended to the extent Seller has not provided information reasonably requested by Purchaser for purposes of the OTS Application. The parties shall use their best efforts to agree as to the form of and to file the OTS Application as soon as reasonably practicable thereafter. Each party shall use its reasonable efforts to obtain each such approval it is required to obtain (including the furnishing of any reasonable undertaking or commitments which may be required to obtain the Regulatory Approvals), will cooperate in connection therewith and provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality. In addition, in the event that federal and state governmental authorities raise issues or make demands relating to the transactions contemplated hereunder, each of Purchaser and Seller agree that it will use reasonable efforts to reach agreement with such governmental authorities with regard to any such issues or demands raised or made with respect to it.

     7.4  Consents and Endorsements.
          -------------------------

          (a) Seller agrees to use reasonable best efforts to obtain (i) consents and estoppel certificates from Lessors under the Leases; (ii) consents from counterparties to the FF&E Agreements and other Assumed Contracts and Servicing Rights; (iii) consents from borrowers or other parties to a Loan or New Loan with respect to which such Person's consent to the assignment of the Loan or New Loan is required; (iv) estoppel certificates from each Tenant of Seller with respect to a Tenant Lease; provided, however, that Seller shall not
                                       --------  -------
be obligated with respect to any of the foregoing, unless specified to the contrary in the Confidential Memorandum, to incur any material monetary obligations or expenditures other than contractual consent fees in connection with the utilization of its reasonable best efforts to obtain any such required consents. The consents and estoppel certificate shall be in such forms and contain such terms as are customary and otherwise reasonably acceptable to the parties and, with respect to estoppel certificates, shall include certifications to the fullest extent required to be provided by the counterparties pursuant to the underlying Lease or Tenant Lease and such other certifications as may reasonably be requested by Purchaser.

          (b) In the event that any consent required to transfer a Lease cannot be obtained, then the parties agree to use their best good faith efforts to enter into a sublease of the premises from Seller to Purchaser. If it is not legally permissible or practicable to effectuate a sublease, then Purchaser shall have no obligation to assume the Lease or to purchase the Improvements or FF&E of that particular Branch or Operating Site or ATM, and Seller shall not be obligated to deliver physical possession of the subject Branch or Operating Site to Purchaser at the Closing. If Purchaser has a reasonably comparable Branch or Operating Site located nearby, no adjustment will be made hereunder. If no such reasonably comparable Branch or Operating Site is available, the parties shall negotiate in good faith to make alternative arrangements reasonably satisfactory to the parties. Notwithstanding any other provision hereof, Purchaser may in its discretion require the Improvements and FF&E relating to such Branch or Operating Site (other than such Lease) to be transferred to Purchaser at the Closing.

          (c) If any consent required to transfer an Assumed Contract cannot be obtained by Seller, or can be obtained by Seller only upon payment of amounts that are in excess of contractual consent fees and that Seller is not willing to pay, then (i) the Assumed Contract shall be deleted from Schedule 1.1(b) and
                                                         ---------------
there shall be an adjustment to the Asset/Liability Premium in the amount, if any, set forth in the Confidential Memorandum dated as of the date hereof or
(ii) Purchaser shall be entitled to renegotiate the Assumed Contract, such renegotiated contract to be effective at Closing, and, if thus renegotiated, such Assumed Contract (as renegotiated) shall remain on Schedule 1.1(b) and no adjustment to the purchase price or other reimbursement shall be required by reason of such renegotiation.

          (d) Seller shall use reasonable best efforts to obtain and Purchaser shall use reasonable best efforts in obtaining endorsements or similar acknowledgments (the

"Endorsements") naming Purchaser or acknowledging Purchaser as the loss payee or additional insured under each policy of private mortgage insurance, fire insurance, flood and hurricane insurance, general liability or casualty insurance and insurance that has been forced placed) with respect to which Seller is named loss payee or additional insured and which are related to or required in connection with any Loan and any New Loan.

          (e) Any adjustments required under this Section 7.4 shall be included for purposes of preparing the Statement, the Initial Final Statement and the Final Statement, depending on when such adjustment is finally determined.

     7.5  Delivery of Records at Closing.  At or prior to the Closing (or, to
          ------------------------------
the extent not identifiable at the Closing Date, not later than sixty (60) days thereafter), Seller will deliver to Purchaser physical possession of all Records, including the specimen signature records of all depositors of the Assumed Deposits transferred at the Closing. Certain Records subject to the Servicing and Conversion Agreement shall be physically delivered at a later date, as provided therein.

     7.6  Continuing Availability of Records.
          ----------------------------------

          (a) The books and records directly relating to the Acquired Business, which books and records are retained by one party, shall be open for inspection by the other party and its authorized agents, representatives and regulators during regular business hours after the Closing Date and the party with the right of inspection may, at its own expense, make such copies of and excerpts from such books and records as it may deem desirable or request the party holding such documents to retrieve such documents and provide such copies (subject to reasonable reimbursement for the costs incurred in retrieving and copying such documents).

          (b) All books and records relating to operations of the Hawaii Division prior to the Closing Date, other than the Records, shall be maintained by Seller for a period not less than the longer of (i) the period required by law and (ii) the normal retention period under Seller's records management program unless the parties shall, applicable law permitting, agree upon a shorter period. Should one party's audit or inspection of records in another party's possession result in the second party's employees or agents having to devote any substantial amount of time in connection with such audit or inspection or the second party having to allocate facilities or equipment or having to incur any substantial costs, then the second party shall be entitled to reasonable reimbursement for all such costs incurred.

     7.7  Further Assurances.  Each of Seller and Purchaser will execute,
          ------------------
acknowledge and deliver such instruments and take such other actions as the other party may reasonably request in order to carry out the intent of this Agreement and the transactions contemplated hereunder. Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer, in form and substance reasonably acceptable to Purchaser, as shall at any time be necessary or appropriate to effect the transfers contemplated hereby. On and after the Closing Date, each party will promptly deliver to the other all mail and other communications which are properly addressable or deliverable to the other as a consequence of the transactions pursuant to this Agreement; and without limitation of the foregoing, on and after the Closing Date and for a period of one (1) year thereafter, Seller shall promptly forward any mail, communications or other material relating to the Assumed Deposits or the Assets transferred on the Closing Date, including but not limited to that portion of any IRS "B" tapes that relates to such Assumed Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing. The costs incurred by a party in performing its obligations to the other (x) under the third sentence of this Section 7.7 shall be borne by the initial recipient and (y) otherwise under this Section 7.7 shall be borne by the party requesting that the action be taken or that further assurance be given. Seller and Purchaser will cooperate with one another to minimize the costs referred to in clause (y).

     7.8  Covenant Not To Solicit Certain Customers; Parent Guaranty.  At
          ----------------------------------------------------------
Closing, Seller and Purchaser shall execute and deliver the covenant not to solicit certain customers in the form of Exhibit B attached hereto, and Parent
                                         ---------
shall execute and deliver the Parent Guaranty.

     7.9  Insurance.  Seller will maintain in effect until and including 11:59
          ---------
p.m. on the Closing Date all casualty and public liability policies relating to the Branches and Operating Sites maintained by Seller on the date hereof or procure comparable replacement policies and maintain such replacement policies in effect until such date and time, and Purchaser shall procure replacement insurance to be in effect from and after such date and time.

     7.10 Notices of Default.  Seller and Purchaser shall each promptly give
          ------------------
written notice to the other upon becoming aware of the occurrence of an event, or the impending or threatened occurrence of an event, which causes or constitutes or could reasonably be expected to cause or constitute, a breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement.

     7.11 IRA Prototype Plans.  While Purchaser acts as Seller's delegatee with
          -------------------
respect to IRA deposits pursuant to Section 2.4, Seller will continue to seek, receive and maintain all approvals of the IRS necessary for the maintenance of each Seller's IRA Prototype Plans.

     7.12 Seller's Name.  Prior to and following the Closing, Purchaser will not
          -------------
use Seller's or its Affiliates' names, logos or trademarks in any manner for any purpose provided that Seller consents to the continued use thereof for a period of ninety (90) days after the Closing Date, but only to the extent necessary to permit Purchaser to make necessary changes to interior signage and furniture. Purchaser agrees that, from and after the Closing Date, all exterior signage at the Designated Branches utilizing Seller's name, logos or trademarks shall be covered pending removal by Purchaser.

     7.13 Performance of Liabilities.  From and after the Closing Date,
          --------------------------
Purchaser shall fully perform, pay and discharge all of the Liabilities as and when due and shall protect and observe the rights of depositors and creditors of the Branches, the Operating Sites and the ATMs in the same manner and to the same extent as if Purchaser had itself incurred the Liabilities and as otherwise may be required by applicable law.

     7.14 Closing of Other Branches and Other Operating Sites.  Seller will take
          ---------------------------------------------------
all necessary actions, including providing required notices to or obtaining necessary approvals from Regulatory Authorities and in notifying customers, to close on (and not before) the Closing Date the Other Branches and Other Operating Sites and to transfer to such branches or other facilities of Purchaser as it shall designate within sixty (60) days after the date hereof the Assumed Deposits, safe deposit boxes and other services provided to Seller's customers at the Other Branches and Other Operating Sites; provided, however,
                                                           --------  -------
that Seller may transfer the Other Branches or Other Operating Sites to an unaffiliated financial institution at any time following thirty (30) days after the Closing Date, which financial institution may conduct business at such locations after the Closing Date without restriction.

     7.15 Non-assumption of Seller's CRA Programs.  Purchaser shall not assume
          ---------------------------------------
or otherwise have any obligations or liabilities with respect to any CRA Programs or other community programs that Seller or any of its Affiliates may have undertaken. For purposes of this section, the term "CRA Programs" shall mean all programs relating to Hawaii that Seller or its affiliates have publicly announced, have included in a Community Reinvestment Act statement, have included in an application filed with federal regulatory authorities with respect to activities of the Seller, or that were included as a condition or other provision contained in a regulatory approval of an application filed by Seller.

     7.16 Provision of Historical Financial Information; Cooperation of Seller;
          ---------------------------------------------------------------------
Ongoing Financial Disclosure; Other Cooperation.
-----------------------------------------------

          (a) Seller shall cooperate fully and promptly with Purchaser, including directing its independent auditor to cooperate with Purchaser, in providing Purchaser with historical financial and other information relating to Seller's Hawaii Division operations and the Assets and Liabilities in order to permit Purchaser to comply on a timely basis with federal and state laws, rules and regulations relating to securities and taxation, including the provision of audited and unaudited financial information that may be required in order for Purchaser to comply with Rule 3-05 of Regulation S-X, "Financial statements of businesses acquired or to be acquired", and with Article 11 of Regulation S-X, "Pro Forma Financial Information", within the time period allowed under the general instructions for Form 8-K - Current Report, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934; provided that Seller shall not be
                                              --------
required to bear any out-of-pocket expense in doing so.

          (b) To the extent permitted by Applicable Law, from the date hereof through the earlier to occur of the Closing Date and the termination of this Agreement, Seller shall provide to Purchaser copies of the quarterly financial reports of the Hawaii Division provided to the Board of Directors of Seller; provided, however, that such information shall be limited in each instance to
--------  -------
information related to the Hawaii Division, the Branches, the Operating Sites, the Assets or the Liabilities and shall not include any information that Seller reasonably deems to be competitively sensitive or subject to attorney-client privilege. Any such material shall be provided to Purchaser no later than three
(3) Business Days following the date of provision thereof to the Board of Directors of Seller or any committee thereof or of the Hawaii Division, or the date of filing thereof with any state or federal regulatory agencies, as the case may be, appropriately redacted as set forth above.

     7.17 Final Account Statements to Customers.  Not later than fifteen (15)
          -------------------------------------
days after Closing, Seller will provide to each of the depositors, borrowers and other customers of the Hawaii Division, the Branches, the Operating Sites, the ATMs and CASC a full and complete statement of each of their accounts reflecting all activity in those accounts to and including the Closing Date. Seller shall be responsible for responding to any inquiries concerning such statements and shall so notify the recipients thereof, and copies of all such final account statements shall concurrently be delivered to Purchaser in such media as Purchaser shall reasonably request.

     7.18 No Shopping.
          -----------

          (a) Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, through any officer, director, employee or agent or otherwise, solicit, initiate, encourage or participate in any negotiation or discussion or enter into any agreement in respect of or cooperate with (including, without limitation, by way of furnishing any nonpublic information concerning, or affording access to, the business, properties or assets of Seller) any Acquisition Proposal (as hereinafter defined). Seller shall notify Purchaser promptly by telephone, and thereafter promptly confirm such notification in writing, if any such information is requested from, or any Acquisition Proposal or inquiry with respect to any Acquisition Proposal is received by, Seller or any of its Affiliates, and shall provide Purchaser with a reasonably detailed description of the contents thereof, including, without limitation, the identity of the other Persons involved. The term "Acquisition Proposal" means any proposal (other than a proposal by Purchaser) for a merger, consolidation, liquidation, dissolution or any other business combination involving the Assets and Liabilities to be transferred pursuant to this Agreement.

          (b) No Acquisition Proposal shall be approved, adopted or recommended by the Board of Directors of Seller or presented by Seller or its Board of Directors or management to its stockholder for vote or approval by written consent.

          (c) The Board of Directors of Seller shall not, during the term of this Agreement, rescind its approval of this Agreement or any of the transactions contemplated hereby.

          (d) Seller agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this Section 7.18, that in addition to all other remedies Purchaser shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach, and waives any requirement for the securing or posting by Purchaser of any bond in connection with any remedy.

     7.19  Continued Activities of Seller and Affiliates.  The parties
           ---------------------------------------------
acknowledge that Seller and its Affiliates will continue various activities in Hawaii after the Closing Date, including mortgage lending (Honolulu Mortgage Company), the community development lending, BA Merchant Services, foreign currency activities, credit card activities, investment services and small business lending. In addition, Purchaser acknowledges that Seller's Hawaii Division ceased originating 1-4 family mortgage loans in late 1996 and that New Loans will not include any 1-4 family mortgage loans.


                                   ARTICLE 8

                          TAXES AND EMPLOYEE BENEFITS

     8.1  Tax Representations.  Seller represents and warrants to Purchaser that
          -------------------
with respect to the Assumed Deposits, Seller is in compliance in all material respects with the law and IRS regulations relative to obtaining from depositors of the Assumed Deposits executed IRS Forms W-8 and W-9.

     8.2  Proration of Taxes.  Except as otherwise agreed to by the parties,
          ------------------
whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended at the close of business on the Closing Date.

     8.3  General Excise and Transfer Taxes.  All general excise, sales, use,
          ---------------------------------
conveyance and transfer taxes that are payable or that arise as a result of the consummation of the purchase and sale contemplated by this Agreement shall be paid by Seller and Seller shall indemnify and hold Purchaser harmless from and against any such taxes.

     8.4  Assistance and Cooperation.  After the Closing Date, each of Seller
          --------------------------
and Purchaser shall:

          (a) Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents in its possession relating to Taxes with respect to the Assets or income therefrom, the Liabilities or payments in respect thereof, or the operation of the Branches, the Operating Sites and the ATMs;

          (b) Provide timely notice to the other in writing of any pending or proposed tax audits (with copies of all relevant correspondence received from any Taxing authority in connection with any Tax audit or information request) or assessments with respect to the Assets or the income therefrom, the Liabilities or payments in respect thereof, or the operation of the Branches, the Operating Sites and the ATMs for taxable periods for which the other may have a liability under this Article 8; and

          (c) The party requesting assistance or cooperation shall bear the other party's reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

     8.5  Employees.
          ---------

          (a) On the Closing Date, any Employee who becomes an employee of Purchaser will have his or her earned compensation and benefits paid in full by Seller through the Closing Date, including any amounts due (i) as golden parachute or severance payments, (ii) for accrued but unused vacation or other accrued leave time, (iii) for any wages, salaries, profit sharing, service or incentive bonuses, retirement, 401(k) or similar payments, (iv) arising out of or in connection with any other Seller plan, contract, program or arrangement relating to employment, or (v) arising out of the termination of any of the foregoing or of any Employee's participation therein, or arising out of the termination of such Employee's employment by Seller. Seller shall also remain responsible for all compensation and benefits to which Employees who do not become Hired Employees may be entitled.

          (b) Purchaser agrees to use its best efforts, consistent with Purchaser's own salary structure and range of positions, titles, duties and responsibilities, to offer Employees positions with duties and responsibilities and officer titles that are comparable with their employment with Seller and, unless agreed upon by any such Employee, within a reasonable geographic proximity to any such Employee's work location before the Closing Date. Seller agrees promptly to distribute to Hawaii Division Employees vacancy position announcements provided by Purchaser from time to time. Purchaser may contact the Hawaii Division Employees at any time following twenty (20) days after the date hereof to solicit their applications for employment by Purchaser to commence the day following the Closing Date. Seller agrees to make available to Purchaser for reasonable periods of time during normal business hours those of the Hawaii Division Employees who wish to apply for a position with Purchaser following Closing, provided that the application process shall not unreasonably interfere with Seller's ongoing operations.

          (c) Commencing on the date of this Agreement, Purchaser may, and Seller agrees to cooperate with Purchaser's efforts to, recruit, select and train Employees expected to be employed by Purchaser from and after the Closing. Seller shall allow Purchaser to train employees selected for hire prior to the Closing Date on procedures and policies relating to Purchaser's operations. Training will be conducted at Purchaser's expense and at such times as do not unreasonably conflict with Seller's normal operations.

          (d) For a period of two years following the Closing Date, Seller and its Affiliates will not solicit any Hired Employee to cease employment with Purchaser or to accept employment with Seller or any of its Affiliates, except that the foregoing restriction shall not apply to (i) Hired Employees whose employment with the Buyer has terminated, (ii) Hired Employees who initiate the contact with Seller or any of its Affiliates, and (iii) general employment solicitations and advertisements in any medium.

     8.6  Employee Benefits.
          -----------------

          (a) Subject to any limitation or restriction imposed by the Employee Retirement Income Security Act of 1974 ("ERISA"), the Internal Revenue Code or other applicable law, as amended, each Employee who becomes an employee of Purchaser as of the day following the

Closing Date (each a "Hired Employee") will be eligible to participate in employee benefit plans and other fringe benefit arrangements enjoyed by new employees of Purchaser in comparable employment classifications, including participation in Purchaser's medical plan without regard to any pre-existing condition of such Employee, without any service credit for such Employee's prior service with Seller or any other person, under the terms of such plans or arrangements, including applicable waiting periods; Hired Employees shall be credited under any program of Purchaser with at least the number of sickness benefit days accrued under Seller's program at the Closing Date, up to the maximum under Seller's program of fifty (50) days. Hired Employees shall also be given credit for service with Seller for purposes of eligibility for, and extent of, vacation benefits; provided, however, that vacation benefits provided by Purchaser for the calendar year in which the Closing occurs shall be prorated in accordance with a ratio determined by dividing the number of days remaining in such year by 365.

          (b) Purchaser is not assuming, nor shall it have any responsibility for the continuation of or in connection with, any of Seller's liabilities or obligations to the Employees, all of which shall be Retained Liabilities, including the following:

              (1) any employment contract or collective bargaining agreement, or any plan or arrangement providing for employee benefit or for deferred compensation, bonuses, stock options or other forms of compensation or benefits or pension or post-retirement compensation or benefits which will or have been entered into or maintained, as the case may be, by Seller; or

              (2) any "employee benefit plan" as defined in Section 3(3) of ERISA which is subject to any provision of ERISA, is maintained, administered or contributed to by Seller and covers any Employee.

          (c) Seller shall be responsible for compliance with the HDW Act and Warn Act, as applicable, with respect to any of the transactions contemplated by this Agreement on or before the Closing Date. Purchaser shall be responsible for all obligations under the HDW Act and the Warn Act which arise out of or by reason of any actions of Purchaser after the Closing Date.

          (d) Seller shall retain the responsibility for payment of all medical, dental, vision, health and disability claims incurred by any Employee prior to or on the Closing Date, and Purchaser shall not assume any liability with respect to such claims. After the Closing Date, all medical, dental, vision, health and disability claims incurred by Hired Employees shall be determined under Purchaser's benefits plans. Hired Employees and their eligible dependents shall not receive credit under Purchaser's health care plans for any deductibles paid by such Employee and enrolled dependents for the current plan year under any health care plan maintained by Seller.

          (e) Seller shall be responsible for providing any Employee whose "qualifying event," within the meaning of Section 4980B(f) of the Code, occurs on or prior to the Closing Date (and such Employee's "qualified beneficiaries" within the meaning of Section 4980B(f) of the Code) with the continuation of group health coverage required by Section 4980B(f) of the Code ("Continuation Coverage") under the terms of the health plan maintained by Seller. Purchaser shall be responsible for Continuation Coverage to any Hired Employee (and such Employee's qualified beneficiaries) whose qualifying event occurs after the Closing Date to the extent required by law.

          (f) Seller agrees that it shall retain, consistent with its normal employment practices, all liability and obligation, if any, (including, without limitation, the liability and obligation for all wages, salary, vacation pay and unemployment, medical, dental, vision, health and disability benefits) for those Employees of Seller who have retired or terminated employment prior to the Closing Date.

          (g) Purchaser shall be responsible for advising Employees of the details of any offers and terms of employment with Purchaser, and answering any questions relating thereto, but Seller shall be allowed to review and approve any communication prior to its distribution that (i) is distributed on and prior to the Closing, or (ii) refers to any of Seller's benefits or policies. Such approval shall not be unreasonably withheld or delayed by Seller.

          (h) Provided there are no legal impediments to such rollovers in the reasonable judgment of Purchaser, Purchaser will use its best efforts to accommodate the requests of Employees who are hired and accept employment by Purchaser to roll over to the 401(k) plan in which Purchaser's employees participate any distributions made to such Employee from Seller's Pension or Seller's 401(k) Savings Plan. Such rollovers shall only be permitted for Hired Employees.

          (i) Effective as of the Closing Date, Purchaser agrees to pay to any Hired Employee who is terminated by Purchaser, other than for cause, within one year after the Closing Date, the amount such Hired Employee would have received on the Closing Date had he or she been eligible under Seller's severance policy in effect at that time.

          (j) Effective as of the Closing Date, Purchaser shall have all liability and obligation for, and Seller shall have no further liability or obligation for, short term disability benefits, sick pay or salary continuation to the extent attributable to periods after the Closing Date (and any medical, dental, vision and health benefits for claims incurred after the Closing Date) for Employees who accept employment with Purchaser and as of the Closing Date are absent from work due to sickness or short-term disability.

          (k) Purchaser shall extend pension plan credit for years of service credited under Seller's pension plan to Hired Employees for eligibility and vesting purposes (but not for purposes of accruing benefits).

     8.7  Employee List.
          -------------

          (a) Seller represents that Schedule 1.1(d) to this Agreement is a
                                     ---------------
true, correct and complete list of all Hawaii Division Employees and correctly sets forth each such Hawaii Division Employee's name, title, branch or department and location.

          (b) Upon receipt of a written consent and release from an Employee, Purchaser shall have the right to review all of that employee's personnel file and Seller will promptly deliver to Purchaser copies of such personnel files of such Employee as Purchaser requests. It is expressly agreed that Purchaser shall be under no obligation to offer employment to any Hawaii Division Employee and that Purchaser's receipt of information under this paragraph shall not be construed as creating any obligation upon Purchaser either to review that information or to offer employment to any employee releasing that information.

     8.8  Workers Compensation Claims; Indemnification.  Seller shall indemnify,
          --------------------------------------------
defend and hold Purchaser harmless against any and all claims made or asserted by or on behalf of any or all of the Employees hired by Purchaser for or on account of any illness of, injury to, or death of any such employee arising out of or in connection with the employees' employment by Seller on or prior to the date of Closing, except to the extent said claims are fully compensable by the State of Hawaii Special Compensation Fund.

     8.9  Unemployment Insurance Rating Transfer.  If requested by Purchaser
          --------------------------------------
prior to the Closing Date, Seller shall execute and deliver to Purchaser for filing with the Hawaii Department of Labor and Industrial Relations ("Department"), on Form UC-86 or other appropriate form provided by the Department, a waiver relinquishing all rights to Seller's unemployment insurance experience, annual payrolls and other data for the purpose of obtaining a reduced rate for Purchaser, and will request, pursuant to Section 383-66(5), Hawaii Revised Statutes, that such experience record inure to the benefit of Purchaser.

     8.10 Outstanding Loans to Employees.  Purchaser will assume each Loan and
          ------------------------------
New Loan to an Employee of Seller who is hired by Purchaser at Closing, without requiring any change in the terms thereof that may otherwise be permitted thereunder upon such Employee's termination of employment with Seller, for so long as such Employee remains in Purchaser's employment.


                                   ARTICLE 9

                             CONDITIONS TO CLOSING

     9.1  Conditions to Obligations of Purchaser.  Unless waived in writing by
          --------------------------------------
Purchaser, the obligation of Purchaser to consummate the transactions contemplated by this Agreement to be consummated at the Closing is conditioned upon fulfillment, at or before the Closing, of each of the following conditions:

          (a) Governmental and Regulatory Consents.  All consents, approvals and
              ------------------------------------
authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated at the Closing shall have been made or obtained without Unacceptable Conditions, and shall remain in full force and effect, and all notice and waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings shall have been made.

          (b) Litigation; Change in Law.  No court or governmental or regulatory
              -------------------------
authority of competent jurisdiction shall have issued, promulgated, enforced or entered any judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an "Order"), and no statute, rule or regulation (any of the foregoing, a "Law"), shall have been enacted or promulgated by any legislative, governmental or regulatory authority, which would prohibit or restrain the transactions contemplated by this Agreement.

          (c) Representations, Warranties and Covenants.  Each of the
              -----------------------------------------
representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect (provided that representations and warranties that are made as of a specific date need be true in all material respects only as of such date and that representations and warranties relating to Assets and Liabilities transferred at the Closing Date shall only be made, and need only be true in all material respects, on and as of the Closing Date); each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been performed in all material respects.

          (d) Deposits.  The ratio of total Core Deposits to total Branch
              --------
Deposits as of the Closing Date, expressed as a percentage, shall be not less than fifty percent (50%), and the aggregate amount of the Assumed Deposits and Retail Repos shall not exceed $1,750,000,000.

          (e) Seller's Deliveries.  Seller shall have made each of the
              -------------------
deliveries required by Section 10.3.

          (f) Title Insurance.  Title Company shall be committed to issue to
              ---------------
Purchaser the Title Policies, and Purchaser shall have received the Title Insurance Opinion referred to in Section 4.20.

          (g) No Material Adverse Effect.  Between the date hereof and the
              --------------------------
Closing Date, there shall have been, individually or in the aggregate, no change or changes, not cured, which has had a Material Adverse Effect on the Acquired Business.

          (h) Servicing and Conversion Agreement.  Seller and Purchaser shall
              ----------------------------------
have entered into a Servicing and Conversion Agreement in a form and on terms reasonably acceptable to Seller and Purchaser.

     9.2  Conditions to Obligations of Seller.  Unless waived in writing by
          -----------------------------------
Seller, the obligation of Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing, is conditioned upon fulfillment, at or before the Closing, of each of the following conditions:

          (a) Governmental Consents.  All consents, approvals, permits and
              ---------------------
authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained without Unacceptable Conditions and shall remain in full force and effect; and all notice and waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings shall have been made.

          (b) Litigation; Change in Law.  No court or governmental or regulatory
              -------------------------
authority of competent jurisdiction shall have issued, promulgated, enforced or entered any Order, and no Law shall have been enacted or promulgated by any legislative, governmental or regulatory authority, which would prohibit or restrain the transactions contemplated by this Agreement.

          (c) Representations, Warranties and Covenants.  Each of the
              -----------------------------------------
representations and warranties of Purchaser contained in this Agreement shall be true in all material respects when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date). Each of the covenants and agreements of Purchaser to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

          (d) Deliveries.  Purchaser shall have made each of the deliveries
              ----------
required by Section 10.4.

          (e) No Material Adverse Change.  Between the date hereof and the
              --------------------------
Closing Date, there shall have been, individually or in the aggregate, no change or changes, not cured, which has had a Material Adverse Effect on Purchaser.



                                   ARTICLE 10

                               CLOSING PROCEDURE

     10.1 Closing Date and Place; Notifications.  Upon the terms and subject to
          -------------------------------------
the conditions hereof, the closing of the transactions provided for herein (the "Closing") will be held at the offices of Goodsill Anderson Quinn & Stifel located at Alii Place, Suite 1800, 1099 Alakea Street, Honolulu Hawaii, or at such other date, time or place as shall be mutually agreed to by the parties, on the first Friday that is not less than five (5) Business Days following the date on which the last of the conditions to Closing set forth in Sections 9.1(a) and 9.2(a), other than conditions that are to be satisfied at Closing (such as deliveries of the respective parties) shall have been satisfied or waived (the "Closing Date").

     10.2 Procedure at the Closing; Post-Closing Adjustments.
          --------------------------------------------------

          (a) At the Closing, any Settlement Payment relating to the Closing shall be made pursuant to Sections 2.1, 2.2 and 2.3. After the Closing, the parties shall cooperate in the prompt determination of any and all information necessary to complete the Initial Final Statement and Final Statement that was not determined on the Closing Date. The Settlement Payment shall be recalculated based on the amounts set forth in the Final Statement (as thus recalculated, hereinafter referred to as the "Final Settlement Payment"). The Final Statement shall be prepared in accordance with this Article+10 and the procedures set forth in Exhibit+A hereto and shall reflect all adjustments
                        ---------
contemplated by this Agreement.

          (b) Except for the Settlement Payment made at Closing pursuant to paragraph (a) of this Section 10.2, the sales, purchases, transfers, assumptions, leases and other acts made or taken at the Closing will be made or taken, to be effective as of 12:01 a.m. on the day after the Closing Date. Seller shall be responsible for the Designated Branches, the Designated Operating Sites and the Designated ATMs and the operation thereof until 12:01 a.m. on the day after the Closing Date, provided that Purchaser shall have full access thereto from and after the close of business on the Closing Date to implement the conversion plan, to replace Seller's signs with Purchaser's signs, to take final inventories of FF&E, and to count cash and for other proper purposes.


          (c) (i) Within sixty (60) days after the Closing Date, Seller shall deliver a separate statement of dollar values as of the Closing Date of the Assets and Liabilities transferred at Closing (the "Initial Final Statement"), together with trial balances, computer tapes and other information on the basis of which the Initial Final Statement is prepared, to Purchaser. The Initial Final Statement shall be prepared by Seller in accordance with the procedures set forth in Exhibit A and Section 2.3 and
                                                 ---------
     shall include all adjustments contemplated by this Agreement. The Initial Final Statement shall become the Final Statement and shall be final and binding on Seller and Purchaser thirty (30) days after its delivery to Purchaser, unless not later than the thirtieth day Purchaser gives written notice to Seller of its disagreement with respect to any item or sum included in such Initial Final Statement. During such 30-day period, upon the request of Purchaser, Seller shall discuss the Initial Final Statement with Purchaser and Purchaser shall have reasonable access, upon request, to the books and records, other financial information and appropriate financial personnel used by Seller for the preparation of the Initial Final Statement. Within said 30-day period, Purchaser shall notify Seller in writing of any objection it may have to the Initial Final Statement, which objection shall identify the basis of such objection and any adjustments to the Initial Final Statement and the Final Statement that Purchaser proposes to make.

               (ii) If Purchaser provides written notice to Seller objecting to the Initial Final Statement and proposing adjustments thereto within the period specified in paragraph (i) above, Seller shall notify Purchaser of its approval or disapproval of each of the proposed adjustments to the Final Statement contained in such written objection within ten (10) days of its receipt of such written objection. If Seller shall fail to notify Purchaser, in writing, of its disapproval of such adjustments by the tenth day, or if Seller notifies Purchaser of its approval of such adjustments within said 10-day period, such adjustments shall be made to the Initial Final Statement, and the Initial Final Statement, as so adjusted, shall be the Final Statement and shall be final and binding upon all parties. If, however, Seller shall notify Purchaser in writing of its disapproval of such proposed adjustments within said 10-day period and Purchaser and Seller cannot reach agreement with respect to the adjustments proposed by Purchaser and the objections raised thereto by Seller within ten (10) days of the date of receipt of such objection by Purchaser (or such longer period as may be acceptable to Purchaser and Seller), Purchaser and Seller shall refer the matter of the proposed adjustments to the Arbitrating Accountants for arbitration in Denver, Colorado. The Arbitrating Accountants shall have no authority to decide any issues related to the Final Statement other than those issues expressly referred to them for arbitration by Purchaser and Seller pursuant to the terms hereof.

               (iii) If Purchaser and Seller shall have submitted a dispute to the Arbitrating Accountants, then (A) Purchaser and Seller shall instruct the Arbitrating Accountants to resolve the dispute within thirty (30) Business Days after it is submitted to them in accordance with this Section 10.2(c), and such resolution shall be final and binding upon all parties,
     (B) upon submission of such disputes to the Arbitrating Accountants, Purchaser shall calculate the "Purchaser-Proposed Final Settlement Payment," which shall be equal to what the Final Settlement Payment would be if Purchaser prevailed on all its claims in the arbitration and Seller lost on all of its claims in the arbitration, and (C) upon submission of such disputes to the Arbitrating Accountants, Seller shall calculate the "Seller-Proposed Final Settlement Payment," which shall be equal to what the Final Settlement Payment would be if Seller prevailed on all of its claims in the arbitration and Purchaser lost on all of its claims in the arbitration. The Arbitrating Accountants shall not fix as the Final Settlement Payment an amount that falls outside the range of possible Final Settlement Payments as such range is defined by the Purchaser-Proposed Final Settlement Payment and the Seller-Proposed Final Settlement Payment.

               (iv) The fees and expenses of the Arbitrating Accountants, the fees and expenses of the parties and the Arbitrating Accountants shall be paid proportionately by Purchaser and Seller in the following manner: The Arbitrating Accountants shall calculate the amount equal to the difference (the "Amount in Dispute") between (A) the Seller-Proposed Final Settlement Payment and (B) the Purchaser-Proposed Final Settlement Payment. Purchaser shall pay (1) all of the expenses incurred by it or any of its Affiliates in connection with such arbitration (including attorneys' fees and legal expenses) and (2) that portion of the fees and expenses of the Arbitrating Accountants equal to the product of the aggregate amount of such fees and expenses times a fraction the numerator of which is the difference between the Purchaser-Proposed Final Settlement Payment and the Final Settlement Payment and the denominator of which is the Amount in Dispute. Seller shall pay (1) all of the expenses incurred by it or any of its Affiliates in connection with such arbitration (including attorneys' fees and legal expenses) and (2) that portion of the aggregate fees and expenses of the Arbitrating Accountants remaining after Purchaser pays its portion as described above.

               (v) The "Arbitrating Accountants" shall be Arthur Andersen & Co.

          (d) A supplemental closing will be held within five (5) Business Days after the Final Statement becomes final and binding pursuant to Section 10.2(c) of this Section (the "Supplemental Closing Date"). At such supplemental closing, the responsible party will pay to the other such amount as may be due hereunder based on the determination of the Final Settlement Payment. The amount of any such payment made by one party to the other after the Closing shall be made with interest thereon, at the applicable Federal Funds Rate, from the Closing Date to the date of such payment.

          (e) All cash payments to be made hereunder by one party to the other shall be made by wire transfer on or before 10:00 A.M., Honolulu time, on the date of payment. If any payment to be made hereunder on the Closing Date or the Supplemental Closing Date shall not be made on or before 10:00 A.M., Honolulu time, on such date, and the amount thereof shall have been agreed to in writing by the parties at the Closing Date or the Supplemental Closing Date, the party responsible therefor may make such payment on or before 10:00 A.M., Honolulu time, on the next Business Day together with interest thereon at the Federal Funds Rate applicable from the Closing Date or the Supplemental Closing Date, as the case may be, to the date of such payment.

          (f) If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing is not completed, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke or record such purported transfer.

          (g) The parties hereto shall cooperate with each other and with the Arbitrating Accountants to resolve any Amount in Dispute as promptly as practicable, including by furnishing any information reasonably requested by the Arbitrating Accountants.

     10.3 Deliveries by Seller.  At the Closing, Seller will deliver to
          --------------------
Purchaser:

          (a) Possession of the Designated Branches, the Designated Operating Sites, the Designated ATMs (after 12:01 a.m. on the day after the Closing Date), the Other Assets and the Records (effective as of 12:01 a.m. on the day after the Closing Date);

          (b) The deeds and lease assignments required pursuant to Section 2.10 hereof;

          (c) A Bill of Sale and Assignment substantially in the form of Exhibit D hereto and such other bills of sale, assignments, agreements, leases, subleases and other instruments and documents as Seller may reasonably request for transferring, assigning and conveying good and marketable title to the Improvements, the FF&E, the Additional Assets and the Other Assets and the Records.

          (d) The Covenant Not To Solicit Customers substantially in the form of Exhibit B hereto executed and delivered by an authorized officer of Seller.

          (e) The Parent Guaranty, executed and delivered by an authorized officer of Parent.

          (f) All required Consents of counterparties to the Assumed Contracts.

          (g) The Assignment and Assumption of Contracts.

          (h) The Assignment of Servicing Rights and Assumption of Servicing Obligations.

          (i) All required Tenant estoppel certificates.

          (j) All required Landlord consents.

          (k) Resolutions of Seller's Board of Directors, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement, the performance of Seller of its obligations hereunder and the consummation of the transactions contemplated hereby, and certifying the incumbency and signatures of all officers of Seller executing this Agreement and the other documents and instruments executed and delivered pursuant thereto.

          (l) A certificate signed by a duly authorized officer of Seller stating that, to the best of such officer's knowledge and belief, the conditions set forth in subsections (c), (d) and (g) of Section 9.1 have been satisfied.

          (m) An opinion of counsel to Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser.

          (n) A Report of Bulk Sale or Transfer on Form G-8A of the State of Hawaii Department of Taxation, approved by Purchaser before filing, with a certification by or on behalf of the Director of Taxation that the Report has been filed with the Department of Taxation of the State of Hawaii and that all taxes, penalties and interest due on the date thereof have been paid.

          (o) Tax clearance certificates from the Department of Taxation of the State of Hawaii.

          (p) Possession of duplicate keys to the safe deposit boxes and Seller's records related to the safe deposit box business.

          (q) Physical possession of the Records (except as contemplated by the Servicing and Conversion Agreement).

          (r) Such other documents or instruments as Purchaser may reasonably request, including other documents specifically called for in this Agreement.

          (s) If applicable, the Settlement Payment.

     10.4 Deliveries by Purchaser.  At the Closing, Purchaser will deliver to
          -----------------------
Seller:

          (a) Such instruments of assumption, as shall be necessary to effect the assumption by Purchaser of the Liabilities in accordance with the terms hereof;

          (b) Resolutions of Purchaser's Board of Directors, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby, and certifying the incumbency and signatures of all officers of Purchaser executing this Agreement and the other documents and instruments executed and delivered pursuant thereto.

          (c) A certificate signed by a duly authorized officer of Purchaser stating that to the best of such officer's knowledge and belief, the conditions set forth in subsections (b), (c) and (d) of Section 9.2 have been satisfied.

          (d) The Covenant Not to Solicit Customers, in the form attached as Exhibit B, shall have been executed by an authorized officer of Purchaser.
---------

          (e) Such other documents as Seller may reasonably request, including documents specifically identified in this Agreement.

          (f) If applicable, the Settlement Payment.

     10.5 Filing and Recordation.  On or prior to the Closing Date, Seller shall
          ----------------------
file or record, or cause to be filed or recorded, any and all documents (including, without limitation, deeds and mortgage recordations) necessary to transfer Seller's right, title and interest in and to the Assets (including the collateral security for the Loans and New Loans).



                                   ARTICLE 11

                                  TERMINATION

     11.1 Termination.  This Agreement may be terminated at any time prior to
          -----------
the Closing Date:

          (a) By the mutual consent of Purchaser and Seller;

          (b) By Seller or Purchaser, in the event of a material breach by the other of any representation, warranty, covenant or agreement contained herein which could cause the breaching party not to meet the conditions to Closing set forth in Sections 9.1(c) or 9.2(c), as the case may be, which material breach is not cured or cannot be cured within 30 days after written notice of such breach and termination has been delivered to the breaching party; provided, however,
                                                           --------  -------
that termination pursuant to this Section 11.1(b) shall not relieve the breaching party of liability for such breach or otherwise;

          (c) By Seller or Purchaser, in the event that the Closing has not occurred by 11:59 P.M., Honolulu Time, on March 31, 1998 unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate;

          (d) By Seller or Purchaser thirty (30) days after the denial or revocation of any Regulatory Approval or the granting of a Regulatory Approval which contains an Unacceptable Condition, unless within such 30-day period an appeal from such regulatory action shall have been taken; or

          (e) By Seller or Purchaser if, at any time prior to the Closing Date,
(i) the applicable governmental and regulatory authorities whose consents, approvals and authorizations are required in order to consummate the transactions contemplated hereby shall have advised in writing that such authority or authorities have made a final determination not to grant such consents, approvals and authorizations or to grant the same only subject to an Unacceptable Condition (unless the party to whom such condition is unacceptable waives the condition in Section 9.1(a) or Section 9.2(a), as the case may be),
(ii) if a governmental agency with lawful authority to oppose consummation of the transactions contemplated hereby shall have demanded in writing Unacceptable Conditions as a condition to not opposing the transactions contemplated by this Agreement unless, within forty-five (45) days following such demand, the party to whom such demand has been made shall have resolved such demand or shall have provided assurances acceptable to the other party that such demand will be satisfactorily resolved in a timely manner, or (iii) where there shall be in effect any Order or law which would prohibit or restrain the transactions contemplated by this Agreement.

     11.2 Effect of Termination.  In the event of termination of this Agreement
          ---------------------
and abandonment of the transactions contemplated hereby pursuant to Section 11.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except as provided in Section 7.2 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

                                   ARTICLE 12

                                INDEMNIFICATION


     12.1 Indemnification.
          ---------------

          (a) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all Losses which Purchaser may suffer, incur or sustain arising out of or attributable to (i) any liabilities, obligations or duties of Seller that are not Liabilities, (ii) any claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Seller or, except for the subject matter areas (e.g., Loans, corporate authority, title to Assets) covered by Seller's representations and warranties hereunder, resulting from any transaction or event occurring prior to the Closing Date, relating in any such case to the Acquired Business, or (iii) any breach of any agreement or covenant to be performed by Seller pursuant to this Agreement.

          (b) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all Losses which Purchaser may suffer, incur or sustain arising out of or attributable to any breach of any representation or warranty made by Seller (other than the representations and warranties contained in Section 5.18 hereof) in this Agreement or in any document delivered by Seller in consummating the transactions contemplated hereunder.

          (c) Purchaser shall indemnify Seller and hold it harmless from and against any and all Losses which Seller may suffer, incur or sustain arising out
(i) any breach of any agreement or covenant to be performed by Purchaser pursuant to this Agreement or in any document delivered by Purchaser in consummating the transactions contemplated hereunder, (ii) any claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by Purchaser or resulting from any transaction or event occurring after the Closing Date, relating in any such case to the Acquired Business or (iii) any of the Liabilities.

          (d) Purchaser shall indemnify Seller and hold it harmless from and against any and all Losses which Seller may suffer, incur or sustain arising out of any breach of any representation or breach of warranty made by Purchaser in or pursuant to this Agreement or in any document delivered by Purchaser in consummating the transactions contemplated hereunder.

          (e) To exercise its indemnification rights under this Section 12.1 as the result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder; provided, however, that failure to
                                            --------  -------
provide notice promptly to the indemnifying party shall provide a defense to the indemnifying party only if and to the extent that the indemnifying party proves that any such failure was prejudicial. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party's sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing or conflicts of interests between them.

          (f) The indemnified party shall have the right to settle or compromise any claim or liability subject to indemnification under this Section, and to be indemnified from and against all Losses resulting therefrom, unless the indemnifying party, within 60 calendar days after receiving written notice of the claim or liability in accordance with Section 12.1(d) above, notifies the indemnified party that it intends to defend against such claim or liability and undertakes such defense, or, if required in a shorter time than 60 calendar days, the indemnifying party makes the requisite response to such claim or liability asserted. The indemnifying party may settle any claim without the consent of the indemnified party, but only if the sole relief awarded is monetary damages that are paid in full by the indemnifying party and the indemnified party receives a full release.

          (g) An indemnifying party shall not be liable under Subsections (b) or
(d) of this Section 12.1 for any Losses sustained by the indemnified party (i) unless and until the aggregate amount of all such Losses sustained by the indemnified party, shall exceed $1,000,000, in which event the indemnifying party shall be liable for all Losses in excess of that amount and (ii) unless notice of the facts or circumstances upon which the right to indemnity arises under Subsections (b) or (d) of this Section shall have been given to Seller or Purchaser, as the case may be, prior to the expiration of the period that such representations or warranty survives Closing under Section 13.1, which notice may be given prior to Losses exceeding the foregoing amounts. The maximum aggregate amount for which an indemnifying party shall be liable under Section 12.1(b) or (d) hereof shall be an amount equal to the amount of the Asset/Liability Premium.

          (h) Except as provided in Section 12.1(f) above, an indemnifying party shall not be liable under this Section 12.1 for any settlement effected, without its consent, of any claim or liability or proceeding for which indemnity may be sought hereunder, unless such consent was unreasonably withheld or unless such settlement does not prejudice such indemnifying party.

          (i) The amount which an indemnifying party is required to pay to, for or on behalf of any indemnified party pursuant to this Section 12.1 shall be reduced by any insurance proceeds recovered by or on behalf of such indemnified party in connection with the related indemnifiable Loss. If any indemnified party shall have received, or if any indemnifying party shall have paid on behalf of such indemnified party, an indemnity payment pursuant to this Section
12.1 and such indemnified party shall subsequently receive, directly or indirectly, insurance proceeds in respect of the related indemnifiable Loss, then such indemnified party shall pay to such indemnifying party the amount of such insurance proceeds or, if less, the amount of such indemnified payment.

          (j) No investigation by an indemnified party at or prior to the Closing shall relieve an indemnifying party of any liability hereunder.

          (k) Purchaser's right to indemnification under Section 12.1(b) and Seller's right to indemnification under Section 12.1(d) shall preclude any other monetary award for breach of the other party's representations and warranties (except for those set forth in Section 5.18, the remedy for which is governed by Section 2.8) (whether a law or in equity) and shall preclude assertion by such party of a right to any such monetary award from the indemnifying party.



                                   ARTICLE 13

                                 MISCELLANEOUS

     13.1 Survival. The parties' respective representations and warranties
          --------
contained in this Agreement shall survive until the third anniversary of the Closing, and their respective obligations to be performed under the terms hereof at, prior to or after the Closing shall not expire with, or be terminated or extinguished by, the Closing, notwithstanding any investigations of the facts constituting the basis of the representations and warranties of any party by the other party hereto except that (i) the representations and warranties made by Seller in Sections 5.22 shall survive until the expiration of the applicable statute of limitations,
(ii) the representations and warranties of Seller in Section 5.18 shall survive for one hundred eighty (180) days after the Closing, (iii) the representations and warranties of Seller under Sections 5.1 shall survive for ten (10) years after the Closing, and (iv) the representations and warranties of Seller under Sections 5.4 and 5.12 shall survive for seven (7) years after the Closing.

     13.2 Assignment; Successors.  Neither this Agreement nor any of the rights,
          ----------------------
interests or obligations of either party hereunder may be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon the parties hereto, and upon their successors in interest and permitted assigns.

     13.3 Binding Effect.  This Agreement and all of the provisions hereof shall
          --------------
be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     13.4 Public Notice.  Prior to the Closing Date, neither Purchaser nor
          -------------
Seller shall directly or indirectly, make, or cause to be made, any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees with respect to any of the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, each party may make such public disclosure as in its judgment is required by law or necessary to obtain the Regulatory Approvals.

     13.5 Notices.  All notices, requests, demands, consents and other
          -------
communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:


     If to Seller:      Bank of America FSB
                        c/o BankAmerica Corporation
                        315 Montgomery Street, Suite 1300
                        San Francisco, CA  94104
                        Attention:  Doyle L. Arnold
                        Executive Vice President



     With a copy to:    Bank of America FSB
                        c/o Bank America Corporation
                        555 California Street, 8th Floor
                        San Francisco, CA  94104
                        Attention:  Jeffrey R. Lapic, Esq.
                        Assistant General Counsel



     With a copy to:    Gibson, Dunn & Crutcher LLP
                        One Montgomery Street, Suite 3100
                        San Francisco, CA  94104-4505
                        Attention:  Todd H. Baker, Esq.

     With a copy to:    Cades Schutte Fleming & Wright
                        Bishop Trust Building
                        1000 Bishop Street, Suite 1400
                        Honolulu, Hawaii  96813
                        Attention:  Gino L. Gabrio, Esq.



     If to Purchaser:   American Savings Bank
                        915 Fort Street
                        Honolulu, Hawaii  96813
                        Attention: Ralph Y. Nakatsuka
                        Treasurer


     With a copy to:    American Savings Bank
                        915 Fort Street
                        Honolulu, Hawaii  96813
                        Attention:  Stanley Chong, Esq.
                        General Counsel

     With a copy to:    Goodsill Anderson Quinn & Stifel
                        1099 Alakea Street, Suite 1800
                        Honolulu, Hawaii  96813
                        Attention:  David J. Reber, Esq.

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, by fax or by overnight delivery service. Notice shall be effective upon actual receipt thereof.

     13.6 Incorporation.  All Exhibits and Schedules attached hereto and to
          -------------
which reference is made herein are incorporated by reference as if fully set forth herein.

     13.7 Governing Law.  This Agreement shall be governed by and interpreted in
          -------------
accordance with the laws of the State of Hawaii (excluding its choice of law rules).

     13.8 Entire Agreement; Amendments.  This Agreement, including the exhibits
          ----------------------------
and schedules hereto and the Confidential Memorandum referred to herein, contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality
                 --------  -------
agreement between the parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply. This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest or permitted assigns.

     13.9 Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.10  Headings.  The headings used in this Agreement are inserted for
            --------
purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

     13.11  Waiver.  The waiver of any breach of any provision under this
            ------
Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

     13.12  Expenses.  Unless specifically provided otherwise in this Agreement,
            --------
each party shall bear and pay all costs, expenses and fees which it incurs, or which may be incurred on its behalf in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate regulatory authorities. Whenever either Seller or Purchaser is required by this Agreement to reimburse the other for expenses incurred by it, such expenses shall be limited to the direct costs incurred by the party to be reimbursed, without any charge or allocation for overhead or profit.

     13.13  Arbitration.
            -----------

          (a) Any controversy or claim between Purchaser and Seller arising after the Closing out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith, including a claim based on or arising from an alleged tort, but excluding matters required to be referred to the Arbitrating Accountants pursuant to Section 10.2(c), will at the request of any party be determined by arbitration before a single arbitrator. The arbitration shall be conducted in Denver, Colorado in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). The award rendered by the arbitrator(s) shall set forth findings of the facts and conclusions of law and shall be final, and the judgment may be entered in any court having jurisdiction thereof. A failure by the arbitrator(s) to make findings of fact and conclusions of law shall be grounds for overturning the award. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

          (b) In any arbitration proceeding, the arbitrator(s) is (are) authorized to apportion costs and expenses, including investigation, legal and other expense, which will include, if applicable, a reasonable estimate of allocated costs and expense or in-house legal counsel and legal staff. Such costs and expenses are to be awarded only after the conclusion of the arbitration and will not be advanced during the course of such arbitration.

     13.14  Computation of Interest.  All computation of interest in respect of
            -----------------------
payments required hereunder shall be made on the basis of a year of 365 days for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable.

     13.15  Third Party Beneficiaries.  The parties hereto intend that this
            -------------------------
Agreement shall not benefit or create any right or cause of action in or on behalf of any person, including any Employee, other than the parties hereto.

     13.16  Severability.  If any provision of this Agreement, as applied to any
            ------------
party or circumstance, shall be adjudged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

     13.17  Specific Performance.  Each of the parties acknowledges that the
            --------------------
parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by either party of any provision of this Agreement, then the other party shall be entitled, in addition to all other rights or remedies, to injunctions restraining such breach, without being required to show any actual damage or to post any bond or other security, or to a decree for specific performance of the provisions of this Agreement.

     13.18  Calculation and Extension of Time Periods.  Unless specified as a
            -----------------------------------------
"Business Day," the word "day" means calendar day. If a time period specified in this Agreement by number of days or otherwise ends on a day that is not a Business Day, then such time period shall be extended to the next day that is a Business Day. Any time period specified in this Agreement may be extended by mutual agreement of the parties hereto expressed in writing and signed by authorized representatives of each respective party.

     13.19  Confidentiality of Seller Information.  Seller shall, within three
            -------------------------------------
(3) Business Days after the date hereof, cause each Person (other than Purchaser, its Affiliates and its representatives) to whom confidential information concerning Seller has been provided in connection with a possible sale of any of the Assets and Liabilities or otherwise to return or destroy all such information and all copies thereof and extracts and notes derived therefrom. From and after the date hereof and at all times after Closing, Seller shall maintain the confidentiality of all Information and Records and shall not disclose such Information and Records to any other Person unless disclosure thereof (i) is required by regulatory authority, governmental agency or judicial order or (ii) is required in connection with the disposition of the Other Branches, the Other Operating Sites, the loans not included in the Loans or New Loans, the Retained Liabilities or other assets that Seller will continue to hold on the Closing Date.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                              BANK OF AMERICA, FSB


                              By    /s/ Conrad Gann
                                  ---------------------------
                                  Name:    Conrad Gann
                                        ---------------------
                                  Its:    Attorney-in-fact
                                        ---------------------


                              AMERICAN SAVINGS BANK, F.S.B.


                              By    /s/ Robert F. Clarke
                                  -----------------------------
                                  Name:   Robert F. Clarke
                                        -----------------------
                                  Its:    Chairman of the Board
                                        -----------------------


                              By   /s/ Wayne Minami
                                  -----------------------------
                                  Name:  Wayne Minami
                                         ----------------------
                                  Its:   President
                                         ----------------------